Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157937

OPPENHEIMER HOLDINGS INC.

PROPOSED DOMESTICATION — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

We are furnishing this management proxy circular to shareholders of Oppenheimer Holdings Inc. in connection with the solicitation of proxies by our management for use at an Annual and Special Meeting of our shareholders. The meeting will be held on May 8, 2009 at 10:00 a.m. (Toronto time), at the Toronto Board of Trade, Rooms A/B/C/D, 100 King Street West, Toronto, Ontario.

The purpose of the meeting is to (i) obtain shareholder approval to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through the adoption of a certificate of corporate domestication and a new certificate of incorporation, (ii) elect nine directors, (iii) appoint PricewaterhouseCoopers LLP as our auditors and authorize the Board of Directors and Audit Committee to fix the auditors’ remuneration, and (iv) receive our 2008 Annual Report.

We believe that our domestication will firmly and unambiguously establish us as a U.S. corporation, which will level the playing field with our principal competitors and assist us in achieving our strategic goals. By domiciling in the United States, we may enhance shareholder value over the long term with greater acceptance in the capital markets and improved marketability of our Class A non-voting shares. In addition, the change of jurisdiction will provide us with tax efficiencies, among other benefits, and potentially make us eligible for U.S. government financial programs. We chose the State of Delaware to be our domicile because the more favorable corporate environment afforded by Delaware will help us compete effectively with other public companies (many of which are incorporated in Delaware) in raising capital and attracting and retaining skilled and experienced personnel.

If we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding Class A non-voting share and Class B voting share of Oppenheimer Holdings Inc. as a Canadian corporation will then represent one share of Class A Non-Voting Common Stock and Class B Voting Common Stock, as applicable, of Oppenheimer Holdings Inc. as a Delaware corporation. Our Class A non-voting shares are currently traded on the New York Stock Exchange under the symbol “OPY.” Following the completion of our domestication, our Class A non-voting shares will continue to be listed as shares of Class A Non-Voting Common Stock on the New York Stock Exchange under the symbol “OPY.”

The proposal for domestication is subject to approval by at least two-thirds of the votes cast by the holders of our Class A non-voting shares and Class B voting shares, voting together as a single class, whether in person or by proxy at a meeting if a quorum, or a majority of the total outstanding Class A non-voting shares and Class B voting shares, are present. Dissenting shareholders have the right to be paid the fair value of their shares under Section 190 of the Canada Business Corporations Act. Our Board of Directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our and your best interests. If approved by our shareholders, it is anticipated that the domestication will become effective on or about May 11, 2009 or as soon as practicable after the meeting of our shareholders.

Your existing certificates representing your Oppenheimer Holdings Inc. Class A non-voting shares and Class B voting shares will represent the same number of the same class of shares of our common stock after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of capital stock of Oppenheimer Holdings Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.

The accompanying management proxy circular provides a detailed description of our proposed domestication and other information to assist you in considering the proposals on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

Our Board of Directors unanimously recommends that you vote FOR each of the proposals described in this management proxy circular, including the approval of our domestication.

Your vote is very important. Whether or not you plan to attend the meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the meeting, even if you send in your proxy.

We appreciate your continued interest in our company.

Very truly yours,

Chairman and Chief Executive Officer

These securities involve a high degree of risk. See “Risk Factors” beginning on page 12 of this management proxy circular for a discussion of specified matters that should be considered.

Neither the Securities and Exchange Commission nor any state securities commission, or similar authority in Canada, has approved or disapproved of these securities or determined if the management proxy circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This management proxy circular/prospectus is dated April 2, 2009 and is first being mailed to shareholders on or about April 3, 2009.

OPPENHEIMER HOLDINGS INC.
P.O. Box 2015, Suite 1110
20 Eglinton Avenue West
Toronto, Ontario, Canada
M4R 1K8

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting of Shareholders of OPPENHEIMER HOLDINGS INC. (the “Corporation”) will be held at the Toronto Board of Trade, Rooms A/B/C/D, 100 King Street West, Toronto, Ontario on May 8, 2009, at the hour of 10:00 a.m. (Toronto time) for the following purposes:

1.	To consider, and if deemed advisable, approve a special resolution authorizing the Corporation to make an application under Section 188 of the Canada Business Corporations Act to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a domestication under Section 388 of the General Corporation Law of the State of Delaware, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Corporation’s domestication;

2.	To elect nine directors;

3.	To appoint PricewaterhouseCoopers LLP as auditors of the Corporation and authorize the Board of Directors and the Audit Committee to fix the auditors’ remuneration;

4.	To receive the 2008 Annual Report, including the Corporation’s Consolidated Financial Statements for the year ended December 31, 2008, together with the Auditors’ Report thereon; and

5.	To transact such other business as is proper at such meeting or any adjournment thereof.

Holders of Class A non-voting shares of the Corporation are entitled to attend and speak at the Annual and Special Meeting of Shareholders. Holders of Class A non-voting shares are entitled to vote with respect to the proposed change of jurisdiction of the Corporation in Delaware (Proposal 1) but not with respect to the other matters referred to above.

Holders of Class A non-voting shares and Class B voting shares who are unable to attend the meeting in person are requested to date, sign and return the enclosed form of proxy for use by holders of Class A non-voting shares or Class B voting shares, as applicable. Reference is made to the accompanying management proxy circular for details of the matters to be acted upon at the meeting and with respect to the respective voting rights of the holders of the Class A non-voting shares and the Class B voting shares.

DATED at Toronto, Ontario this 2nd day of April, 2009.

Secretary

MANAGEMENT PROXY CIRCULAR

OPPENHEIMER HOLDINGS INC.

MANAGEMENT PROXY CIRCULAR

(All dollar amounts expressed herein are U.S. dollars)

SUMMARY

This summary highlights selected information appearing elsewhere in this management proxy circular, or the Circular, and does not contain all the information that you should consider in making a decision with respect to the proposals described in this Circular. You should read this summary together with the more detailed information, including our financial statements and the related notes incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2008, and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this Circular or are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2008. You should read this Circular and the documents incorporated by reference into this Circular in their entirety.

Unless otherwise provided in this Circular, references to the “Corporation,” “we,” “us,” and “our” refer to Oppenheimer Holdings Inc., a Canadian corporation, prior to the change of jurisdiction. References to “Oppenheimer Holdings” refer solely to Oppenheimer Holdings Inc., a Delaware corporation, as of the effective time of the change in jurisdiction.

Oppenheimer Holdings Inc.

The Corporation is a holding company which, through its subsidiaries, is a leading middle-market investment bank and full service investment dealer. Through our operating subsidiaries, we provide a broad range of financial services, including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, and investment advisory and asset management services. We own, directly or through subsidiaries, Oppenheimer & Co., a New York-based securities broker-dealer, Oppenheimer Asset Management, a New York-based investment advisor, Freedom Investments Inc., a discount securities broker-dealer based in New Jersey, Oppenheimer Trust Corporation, a New Jersey limited purpose bank, and Evanston Financial Inc., a Federal Housing Administration approved mortgage corporation based in Pennsylvania. The telephone number and address of our registered office is (416) 322-1515 and P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8.

Set forth below in a question and answer format is general information regarding the Annual and Special Meeting of Shareholders, or the Meeting, to which this Circular relates. This general information regarding the Meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation (Proposal 1 in the Notice of Meeting), to which we refer in this Circular as the domestication.

Questions and Answers About the Proposals

Q.	What is the purpose of the Meeting?

A.	The purpose of the Meeting is to vote on the proposal to approve a special resolution authorizing us to make an application to change our jurisdiction of incorporation to Delaware and adopt a certificate of incorporation of Oppenheimer Holdings to be effective as of the date of our domestication, to elect nine directors, to appoint our auditors and authorize the Board of Directors and the Audit Committee to fix the auditors’ remuneration, to receive our 2008 Annual Report, and to transact such other business as is proper at the Meeting.

Q.	Where will the Meeting be held?

A.	The Meeting will be held at the Toronto Board of Trade, Rooms A/B/C/D, 100 King Street West, Toronto, Ontario on May 8, 2009, at the hour of 10:00 a.m. (Toronto time).

Q.	Who is soliciting my vote?

A.	Our management is soliciting your proxy to vote at the Meeting. This Circular and form of proxies were first mailed to our shareholders on or about April 3, 2009. Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Circular and all information incorporated by reference into this Circular.

Q.	Who is entitled to vote?

A.	The record date for the determination of shareholders entitled to receive notice of the Meeting is March 30, 2009. In accordance with the provisions of the Canada Business Corporations Act, or the CBCA, we will prepare a list of the holders of our Class A non-voting shares, or the Class A Shareholders, and the holders of our Class B voting shares, or the Class B Shareholders, as of the record date. Class B Shareholders named in the list will be entitled to vote the Class B voting shares, or the Class B Shares, on all matters to be voted on at the Meeting, and Class A Shareholders named in the list will be entitled to vote the Class A non-voting shares, or the Class A Shares, only to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Oppenheimer Holdings to be effective as of the date of our domestication (Proposal 1 in the Notice of Meeting).

Q.	What am I voting on?

A.	The Class A Shareholders and the Class B Shareholders are entitled to vote on the following proposal:

(1) A special resolution authorizing us to make an application under Section 188 of the CBCA to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a domestication under Section 388 of the General Corporation Law of the State of Delaware, or the DGCL, and to approve the certificate of incorporation of Oppenheimer Holdings authorized in the special resolution to be effective as of the date of our domestication.

The Class B Shareholders are also entitled to vote on the following proposals:

(1) The election of J.L. Bitove, R. Crystal, W. Ehrhardt, M.A.M. Keehner, A.G. Lowenthal, K.W. McArthur, A.W. Oughtred, E.K. Roberts and B. Winberg as directors;

(2) The appointment of PricewaterhouseCoopers LLP as our auditors for 2009 and the authorization of our Board of Directors and the Audit Committee to fix the auditors’ remuneration; and

(3) Any other business as may be proper to transact at the Meeting.

Q.	What are the voting recommendations of the Board of Directors?

A.	The Board of Directors recommends the following votes:

• FOR the special resolution authorizing us to make an application under Section 188 of the CBCA to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a domestication under Section 388 of the DGCL, and to approve the certificate of incorporation of Oppenheimer Holdings authorized in the special resolution to be effective as of the date of the our domestication;

• FOR the election of the nominated directors; and

• FOR the appointment of PricewaterhouseCoopers LLP as our auditors for 2009 and the authorization of our Board of Directors and Audit Committee to fix the auditors’ remuneration.

Q.	Will any other matters be voted on?

A.	The Board of Directors does not intend to present any other matters at the Meeting. The Board of Directors does not know of any other matters that will be brought before our shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, your signed proxy card gives authority to A.G. Lowenthal and, failing him, Elaine K. Roberts, as proxies, with full power of substitution, to vote on such matters at their discretion.

Q.	How many votes do I have?

A.	Class B Shareholders are entitled to one vote for each Class B Share held as of the close of business on the record date. Class A Shareholders, with respect to Proposal 1 only, are entitled to one vote for each Class A Share held as of the close of business on the record date.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these Circular materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by written ballot at the Meeting.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these Circular materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting instruction card providing directions for how to vote your shares.

Q.	How do I vote?

A.	If you are a shareholder of record, there are two ways to vote:

• By completing and mailing your proxy card; or

• By written ballot at the Meeting.

If you are a Class A Shareholder and you return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal 1.

If you are a Class B Shareholder and you return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposals 1, 2, and 3 and on any other matters that are submitted for shareholder vote at the Meeting.

Class A Shareholders and Class B Shareholders who are not shareholders of record and who wish to file proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, Class A Shareholders and Class B Shareholders who are not shareholders of record will either: (i) be provided with a proxy executed by the intermediary, as the shareholder of record, but otherwise uncompleted and the beneficial owner may complete the proxy and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the shareholder of record, and then the intermediary must send to our transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the beneficial owner and may not vote in the event that no instructions are received.

Q.	Can I change my vote or revoke my proxy?

A.	A shareholder who has given a proxy has the power to revoke it prior to the commencement of the Meeting by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing either (i) at our registered office at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law. A shareholder who has given a proxy has the power to revoke it after the commencement of the Meeting as to any matter on which a vote has not been cast under the proxy by delivering written notice of revocation to the Chairman of the Meeting. A shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and returning such proxy to our Secretary at our registered office prior to the commencement of the Meeting.

Q.	How are votes counted?

A.	We will appoint a Scrutineer at the Meeting. The Scrutineer is typically a representative of our transfer agent. The Scrutineer will collect all proxies and ballots, and tabulate the results.

Q.	Who pays for soliciting proxies?

A.	We will bear the cost of soliciting proxies from the shareholders. It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. The cost of such solicitation, estimated to be approximately $25,000, will be borne by us.

Q.	What is the quorum requirement of the Meeting?

A.	A quorum for the consideration of Proposal 1 shall be shareholders present in person or by proxy representing not less than a majority of the total outstanding Class A Shares and Class B Shares. A quorum for the consideration of Proposals 2 and 3 shall be Class B Shareholders present in person or by proxy representing not less than a majority of the outstanding Class B Shares.

Q.	What are broker non-votes?

A.	Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Meeting. Broker non-votes will not affect the outcome of the matters being voted on at the Meeting, assuming that a quorum is obtained.

Q.	What vote is required to approve each proposal?

A.	Proposal No. 1, the domestication — Our change of jurisdiction from Canada to Delaware requires the affirmative vote, in person or by proxy, of two-thirds of the votes cast by Class A Shareholders and Class B Shareholders, voting together as a class at the Meeting if a quorum, or a majority of the total outstanding Class A Shares and Class B Shares, is present.

Proposal No. 2, election of directors — The election of the directors nominated requires the affirmative vote, in person or by proxy, of a simple majority of the Class B Shares voted at the Meeting if a quorum, or a majority of the Class B Shares, is present.

Proposal No. 3, appointment of auditors — The appointment of the auditors and the authorization of the Board of Directors and the Audit Committee to fix the auditors’ remuneration requires the affirmative vote, in person or by proxy, of a simple majority of the Class B Shares voted at the Meeting if a quorum, or a majority of the Class B Shares, is present.

Q.	Who can attend the Meeting?

A.	All registered shareholders, their duly appointed representatives, our directors and our auditors are entitled to attend the Meeting.

Q.	What does it mean if I get more than one proxy card?

A.	It means that either you own shares in more than one account or you own Class A Shares and Class B Shares. You should vote the shares on each of your proxy cards.

Q.	I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the annual report, Circular, and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?

A.	If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

Q.	Multiple shareholders live in my household, and together we received only one copy of this Circular and annual report. How can I obtain my own separate copy of those documents for the Annual and Special Meeting?

A.	You may pick up copies in person at the Meeting or download them from our Internet web site, www.opco.com (click on the link to the Investor Relations page). If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and are a shareholder of record, we will mail them promptly if you request them from our corporate office by phone at (416) 322-1515 or by mail to P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8, Attention: E.K. Roberts. We cannot guarantee you will receive mailed copies before the Meeting.

Q.	Where can I find the voting results of the Meeting?

A.	We are required to file the voting results on the System for Electronic Document Analysis and Retrieval (SEDAR) promptly following the Meeting, and thereafter they can be found on the SEDAR website at www.sedar.com.

Q.	Who can help answer my questions?

A.	If you have questions about the Meeting or if you need additional copies of the Circular or the enclosed proxy card you should contact:

E.K. Roberts
P.O. Box 2015, Suite 1110
20 Eglinton Avenue West
Toronto, Ontario, Canada M4R 1K8
(416) 322-1515

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The Domestication Proposal

The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA, also referred to as a “domestication” under Section 388 of the DGCL. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware. The domesticated corporation, which will be called Oppenheimer Holdings Inc., will become subject to the DGCL on the date of its domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date it originally commenced existence in Canada. The Board of Directors has unanimously approved the domestication, believes it to be in our best interests and in the best interests of our shareholders and unanimously recommends approval of Proposal 1.

Our Board of Directors believes that the domestication will firmly and unambiguously establish us as a U.S. corporation, which will level the playing field with our principal competitors, most of whom are U.S. corporations, and enhance our ability to achieve our strategic goals. Our Board of Directors also believes that by domiciling in the United States we may enhance shareholder value over the long term with greater acceptance of us in the capital markets and improved marketability of our Class A Shares. In addition, the domestication will provide us with a more efficient structure for tax purposes and potentially allow us to become eligible for U.S. federal programs such as the Capital Purchase Program announced by the U.S. Treasury under its Troubled Asset Relief Program. Our Board of Directors chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced personnel.

The domestication will change the governing law that applies to our shareholders from the federal jurisdiction of Canada to the State of Delaware. There are material differences between the CBCA and the DGCL. Our shareholders may have more or fewer rights under Delaware law depending on the specific set of circumstances.

We plan to complete the proposed domestication as soon as possible following approval by our shareholders. The domestication will be effective on the date set forth in the certificate of corporate domestication and certificate of incorporation, as filed with the Secretary of State of the State of Delaware. Thereafter, Oppenheimer Holdings will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which is expected to be the same date as the date of the filing of the certificate of corporate domestication and certificate of incorporation in Delaware. However, the Board of Directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from our shareholders if it determines that the transaction is no longer advisable. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the transaction.

The domestication will not interrupt our corporate existence, our operations or the trading market of our Class A Shares. Each outstanding Class A Share and Class B Share at the time of the domestication will remain issued and outstanding as a share of Class A Non-Voting Common Stock or Class B Voting Common Stock, as applicable, of Oppenheimer Holdings after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL. Following the completion of the domestication, Oppenheimer Holdings’ Class A Non-Voting Common Stock will continue to be listed on the New York Stock Exchange, or NYSE, under the symbol “OPY.”

Regulatory and Other Approvals

The continuance is subject to the authorization of the Director appointed under the CBCA. The Director is empowered to authorize the continuance if, among other things, he is satisfied that the continuance will not adversely affect our creditors or shareholders.

Tax Consequences of the Domestication

U.S. Federal Income Tax Consequences.

We believe that the change in our jurisdiction of incorporation will constitute a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and generally neither we nor Oppenheimer Holdings should recognize any gain or loss for U.S. federal income tax purposes as a result of the domestication, other than as described later herein in “United States Federal Income Tax Consequences”. If, for any reason, we determine that the domestication would not qualify as a tax-free reorganization, we will abandon the domestication. For U.S. shareholders, the domestication also would generally be tax-free, however, Internal Revenue Code Section 367 has the effect of potentially imposing income tax on such holders in connection with such transactions. Pursuant to the Treasury Regulations under Internal Revenue Code Section 367, any U.S. holder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of our stock (which we refer to as a 10% shareholder) will have to recognize a deemed dividend on the domestication equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b)-2, attributable to such holder’s shares in the Corporation. Any U.S. shareholder that is not a 10% shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication, will recognize no gain or loss as a result of the domestication. A U.S. shareholder that is not a 10% shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must generally recognize gain (but not loss) on the domestication equal to the difference between the fair market value of the Oppenheimer Holdings stock received at the time of the domestication over the shareholder’s tax basis in our shares. Such a shareholder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to his shares in the Corporation which we refer to as a “Deemed Dividend Election.” Based on all available information, we believe that no U.S. shareholder of the Corporation should have a positive “all earnings and profits amount” attributable to such shareholder’s shares in the Corporation, and that we are not a “passive foreign investment company” as that term is defined in the Internal Revenue Code of 1986, as amended, or the Code, and accordingly no U.S. shareholder should be subject to tax on the domestication. Our belief with respect to the “all earnings and profits amount” results from detailed calculations performed by a nationally recognized accounting firm based on information provided to them by us. Our earnings and profits for this purpose were calculated in conformity with the relevant provisions of the Code and the Treasury Proposed and Final Regulations in force as of the date of this circular, the current administrative rulings and practices of the Internal Revenue Service, or the IRS and judicial decisions as they relate to those statutes and regulations. We do not have all historical financial information since our incorporation in 1933 although we have reviewed financial information dating back to 1945. It is possible, although we believe highly unlikely, that we recognized earnings and profits in taxable years for which we do not have complete information. The amount of any such earnings and profits would negatively impact our calculations. However, based on the substantial financial information we have since 1945, our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. As a result, we believe that no U.S. shareholder should be required to include any such amount in income as a result of the domestication. However , no assurance can be given that the IRS will agree with us. If it does not, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences. A U.S. shareholder’s tax basis in the shares of Oppenheimer Holdings received in the exchange will be equal to such shareholder’s tax basis in the shares of the Corporation, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the “all earnings and profits amount” included in income by such U.S. shareholder. A U.S. shareholder’s holding period in the shares of Oppenheimer Holdings should include the period of time during which such shareholder held his shares in the Corporation, provided that the shares of the Corporation were held as capital assets.

Canadian Federal Income Tax Consequences.

Under the Income Tax Act (Canada), or the ITA, the change in our jurisdiction from Canada to the United States will cause our tax year to end immediately before the continuance. Furthermore, we will be deemed to have disposed of all of our property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. We will be subject to a separate corporate emigration tax imposed equal to the amount by which the fair market value of all of our property immediately before the continuance exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with this emigration tax) and the amount of paid-up capital on all of our issued and outstanding shares. With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances and assuming that the market price of our Class A Shares does not exceed $13.50 per share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals $0.80, it is anticipated that Canadian income taxation arising on the continuance would not exceed $4.0 million.

Our shareholders who remain holding the shares after the continuance, will not be considered to have disposed of their shares by reason only of the continuance. Accordingly, the continuance will not cause Canadian resident shareholders to realize a capital gain or loss on their shares and there will be no effect on the adjusted cost base of their shares.

The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in the “United States and Canadian Income Tax Considerations” of this Circular, which shareholders are urged to read. This summary does not discuss all aspects United States and Canadian tax consequences that may apply in connection with the domestication. Shareholders should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

Accounting Treatment of the Domestication

Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Oppenheimer Holdings will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

Dissent Rights of Shareholders

If you wish to dissent and do so in compliance with Section 190 of the CBCA, and we proceed with the continuance, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the close of business on the day before the continuance is approved by our shareholders. If you wish to dissent, you must send written objection to the continuance to us at or before the Meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you withhold your vote or vote against the continuance, you preserve your dissent rights to the extent you comply with Section 190 of the CBCA. However, it is not sufficient to vote against the continuance or to withhold your vote. You must also provide a separate dissent notice at or before the Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares. Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular.

Comparison of Shareholder Rights

Upon completion of the domestication, our shareholders will be holders of capital stock of Oppenheimer Holdings, a Delaware corporation, and their rights will be governed by the DGCL as well as Oppenheimer Holdings’ certificate of incorporation and by-laws. Shareholders should be aware that the rights they currently have under the CBCA may, with respect to certain matters, be different under the DGCL. For example, under the CBCA, a company has the authority to issue an unlimited number of shares whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and shareholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. In addition, under the CBCA, one shareholder may constitute a quorum for purposes of a shareholders’ meeting whereas, under Delaware law, a quorum may consist of no less than one-third of the total voting power of the stockholders. On the other hand, under the CBCA, shareholders are entitled to appraisal rights for a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, some amendments to a corporation’s articles of incorporation and the sale of all or substantially all of a corporation’s assets, whereas under the DGCL, stockholders are only entitled to appraisal rights for certain mergers or consolidations and not for any other extraordinary corporate events. In addition, under the CBCA, shareholders owning at least 5% of our outstanding voting shares have the right to require the Board of Directors to call a special meeting of shareholders whereas, under the DGCL, stockholders have no right to require the board to call a special meeting. We refer you to the section entitled “The Domestication — Comparison of Shareholder Rights” for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

SELECTED FINANCIAL DATA

The table below presents our selected historical consolidated financial data as of and for each of the five years ended December 31, 2008, 2007, 2006, 2005 and 2004. The selected historical consolidated financial data as of and for the five years ended December 31, 2008 is derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm and are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2008.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2008. Our financial statements included in and incorporated by reference into this Circular have been prepared in accordance with U.S. GAAP. Amounts are expressed in thousands of dollars, except share and per share amounts.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Revenue	$920,070	$914,397	$800,823	$679,746	$655,140
Net profit (loss)	$(20,770)	$75,367	$44,577	$22,916	$21,077
Net profit (loss) per share(1)
— basic	$(1.57)	$5.70	$3.50	$1.76	$1.58
— diluted	$(1.57)	$5.57	$2.76	$1.36	$1.24
Total assets	$1,529,584	$2,138,241	$2,160,090	$2,184,467	$1,806,199
Total liabilities	$1,103,858	$1,694,261	$1,801,049	$1,876,344	$1,499,316
Cash dividends per Class A
Share and Class B Share	$0.44	$0.42	$0.40	$0.36	$0.36
Shareholders’ equity	$425,726	$443,980	$359,041	$308,123	$306,883
Book value per share(1)	$32.75	$33.22	$27.76	$24.46	$22.91
Number of shares of capital stock outstanding	12,999,145	13,366,276	12,934,362	12,595,821	13,396,556

(1)	The Class A Shares and Class B Shares are combined because they are of equal rank for purposes of dividends and in the event of a distribution of assets upon liquidation, dissolution or winding up.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information and risks included in, or incorporated by reference into, this Circular, including our consolidated financial statements and the related notes thereto incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2008, before making a decision whether to vote for the proposals described in this Circular. The following risk factors and other information in this Circular contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This summary does not discuss all aspects of U.S. or Canadian tax consequences that may apply in connection with the domestication. In addition, please note that other tax consequences may arise under applicable law in other countries. If any of the following events or developments described below actually occur, the business, financial condition or operating results of Oppenheimer Holdings could be materially harmed. This could cause the trading price of the Class A Non-Voting Common Stock of Oppenheimer Holdings to decline, and you may lose all or part of your investment.

Risks Relating to the Domestication

The amount of corporate tax payable by us will be affected by the value of our property on the date of the domestication.

For Canadian tax purposes, on the date of the domestication we will be deemed to have a year end and will also be deemed to have sold all of our property and received the fair market value for those properties. We do not expect that we will be subject to any Canadian taxation on this deemed disposition because of the availability of an election that can be made pursuant to subsection 93(1) of the ITA, as better described below under the heading “Proposal 1 — The Domestication — Canadian Tax Considerations”. We will be subject to an additional corporate emigration tax equal to 5% of the amount by which the fair market value of our property, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We have completed certain calculations of our tax accounts with the assistance of professional advisors, and assuming the fair market value of our property reflects the market price of our stock, a stock price of $13.50 per Class A Share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals $0.80, we have estimated that this corporate emigration tax would not exceed $4.0 million. The amount of such corporate emigration tax will be increased (or reduced) by any increase (or decrease) in the value of our stock price, and it is possible that the Canadian federal tax authorities may not accept our valuations or calculations of our tax accounts, which may result in additional taxes payable as a result of the domestication. As is customary, when a Canadian federal tax liability depends largely on factual matters, we have not applied to the Canadian federal tax authorities for a ruling on this matter and do not intend to do so.

We are of the view that, for the foreseeable future, our principal undertaking will be carrying on a financial services business rather than an investment business for purposes of the proposed “foreign investment entity” tax rules under the ITA. As such, we should not qualify as a foreign investment entity, and Canadian resident shareholders should not be adversely affected by the proposed tax rules applicable to a foreign investment entity. However, the determination of whether or not we are a foreign investment entity must be made on an annual basis at the end of each taxation year.

If the IRS does not agree with the our calculation of the “all earnings and profits amount” attributable to a shareholder’s shares in the Corporation, Oppenheimer Holdings’ stockholders may owe income taxes as a result of the domestication.

We believe that the domestication will qualify as a tax-free reorganization for U.S. federal income tax purposes and that based upon a review of our earnings and profits, no U.S. shareholder should be subject to U.S. federal income tax as a result of the domestication. Based on a review of information available to us, we believe that Oppenheimer Holdings Inc. has a deficit in “earnings and profits.” As a result, no U.S. shareholder should have a positive “all earnings and profits amount” attributable to such shareholder’s shares of the Corporation, and therefore no U.S. shareholder should be required to include any such amount in income as a result of the domestication. We did not have all historical financial information since our incorporation in 1933 available when calculating our earnings and profits, although we have reviewed financial information dating back to 1945. It is possible, although we believe highly unlikely, that we recognized earnings and profits in taxable years for which we do not have complete information. The amount of any such earnings and profits would negatively impact our calculations. However, based on the substantial amount of historical financial information we have since 1945, our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. However, if the IRS does not agree with our calculation of the

“all earnings and profits amount”, a shareholder may be subject to adverse U.S. federal income tax consequences on the domestication. Any U.S. shareholder who owns, directly or indirectly, 10% or more of the combined voting power of all classes of our common stock at the time of the domestication will have to recognize income, categorized as dividend income for U.S. federal income tax purposes, equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b)-2, allocable to such U.S. shareholder’s shares in the Corporation. Any U.S. shareholder who owns less than 10% of the combined voting power of all classes of our common shares and whose shares have a fair market value of $50,000 or more on the date of the domestication will, assuming the deemed dividend election is made by such U.S. shareholder, have income in an amount equal to the lesser of the gain, if any, on the domestication or “all earnings and profits amount” attributable to his shares in Oppenheimer Holdings Inc. U.S. shareholders who own less than 10% of the combined voting power of all classes of our common shares and whose shares have a fair market value below $50,000 are not subject to tax on the domestication. For additional information on the U.S. federal income tax consequences of the domestication, see “United States Federal Income Tax Consequences”.

The rights of our shareholders under Canadian law will differ from their rights under Delaware law, which will, in some cases, provide less protection to shareholders following the domestication.

Upon consummation of the domestication, our shareholders will become stockholders of a Delaware corporation. There are material differences between the CBCA and the DGCL and our current and proposed charter and by-laws. For example, under Canadian law, many significant corporate actions such as amending a corporation’s articles of incorporation or consummating a merger require the approval of at least two-thirds of the votes cast by shareholders, whereas under Delaware law, all that is required is a simple majority of the total voting power of all of those entitled to vote on the matter. Furthermore, shareholders under Canadian law are entitled to appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s assets, whereas under Delaware law, stockholders are only entitled to appraisal rights for certain mergers or consolidations. As shown by the examples above, if the domestication is approved, our shareholders, in certain circumstances, may be afforded less protection under the DGCL than they had under the CBCA. See “Proposal 1 — The Domestication — Comparison of Shareholder Rights.”

The proposed domestication will result in additional direct and indirect costs whether or not completed.

The domestication will result in additional direct costs. We will incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication. The domestication may also result in certain indirect costs by diverting the attention of our management and employees from the day-to-day management of the business, which may result in increased administrative costs and expenses.

FORWARD-LOOKING STATEMENTS

From time to time, we may publish “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We generally identify forward-looking statements with the words “plan,” “expect,” “anticipate,” “estimate,” “may,” “will,” “should” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events.

We caution readers that a variety of factors could cause our actual results to differ materially from those discussed in, or implied by, these forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) transaction volume in the securities markets, (ii) the volatility of the securities markets, (iii) fluctuations in interest rates, (iv) changes in regulatory requirements which could affect the cost and method of doing business, (v) fluctuations in currency rates, (vi) general economic conditions, both domestic and international, (vii) changes in the rate of inflation and the related impact on the securities markets, (viii) competition from existing financial institutions and other participants in the securities markets, (ix) legal developments affecting the litigation experience of the securities industry and us, including developments arising from the failure of the Auction Rate Securities markets, (x) changes in federal and state tax laws which could affect the popularity of products we sell, (xi) the effectiveness of efforts to reduce costs and eliminate overlap, (xii) war and nuclear confrontation, (xiii) our ability to achieve our business plan, (xiv) corporate governance issues, (xv) the impact of the credit crisis on business operations, (xvi) the effect of bailout and related legislation, (xvii) the consolidation of the banking and financial services industry, (xviii) the effects of the economy on our ability to find and maintain financing options and liquidity, (xix) credit, operations, legal and regulatory risks, and (xx) risks related to foreign operations. Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements including those which are discussed under the heading “Risk Factors” included elsewhere herein and incorporated by reference into this Circular from Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described in or incorporated by reference into this Circular as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements.

THE MEETING

Solicitation of Proxies

This Circular is forwarded to our Class A Shareholders and Class B Shareholders in connection with the solicitation of proxies by our management from the Class A Shareholders and Class B Shareholders for use at our Annual and Special Meeting of Shareholders to be held on May 8, 2009, at the hour of 10:00 a.m. (Toronto time) at the Toronto Board of Trade, Rooms A/B/C/D, 100 King Street West, Toronto, Ontario and at any adjournments thereof for the purposes set forth in the Notice of Meeting, which accompanies this Circular. This Circular is dated April 2, 2009 and is first being mailed to shareholders on or about April 3, 2009.

The record date for the determination of shareholders entitled to receive notice of the Meeting is March 30, 2009. In accordance with the provisions of the CBCA, we will prepare a list of the Class A Shareholders and Class B Shareholders as of the record date. Class B Shareholders named in the list will be entitled to vote the Class B Shares on all matters to be voted on at the Meeting, and the Class A Shareholders named in the list will only be entitled to vote the Class A Shares to approve the special resolution for the domestication and the certificate of incorporation of Oppenheimer Holdings (Proposal 1 in the Notice of Meeting).

It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees. The cost of such solicitation, estimated to be approximately $25,000, will be borne by us.

No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representations should not be relied upon as having been authorized by us. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth or incorporated by reference herein since the date of this Circular. Except as otherwise stated, the information contained in this Circular is given as of April 2, 2009.

We have distributed copies of our Annual Report for the year ended December 31, 2008, the Notice of Meeting, this Circular, and forms of proxy for use by the Class A Shareholders and Class B Shareholders to intermediaries such as clearing agencies, securities dealers, banks and trust companies or their nominees for distribution to our non-registered shareholders whose shares are held by or in the custody of such intermediaries. Intermediaries are required to forward these documents to non-registered Class A Shareholders and Class B Shareholders. The solicitation of proxies from non-registered Class A Shareholders and Class B Shareholders will be carried out by the intermediaries, or by us if the names and addresses of Class A Shareholders and Class B Shareholders are provided by the intermediaries. Non-registered Class A Shareholders and Class B Shareholders who wish to file proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, non-registered Class A Shareholders and Class B Shareholders will either: (i) be provided with a proxy executed by the intermediary, as the registered shareholder, but otherwise uncompleted and the non-registered holder may complete the proxy and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the registered shareholder, and then the intermediary must send to our transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the non-registered holder and may not vote in the event that no instructions are received.

Class A Shares and Class B Shares

We have authorized and issued Class A Shares and Class B Shares which are equal in all respects except that the holders of Class A Shares, as such, are not entitled to vote at meetings of our shareholders except as entitled to vote by law, pursuant to our Articles of Continuance or as may be required by regulatory authorities. Class A Shareholders are not entitled to vote the Class A Shares owned or controlled by them on the matters identified in the Notice of Meeting to be voted on, except for the proposal to approve the special resolution for our change of jurisdiction and approval of the certificate of incorporation for Oppenheimer Holdings (Proposal 1 in the Notice of Meeting).

Generally, Class A Shareholders are afforded the opportunity to receive notices of all meetings of shareholders and to attend and speak at such meetings. Class A Shareholders are also afforded the opportunity to receive all informational documentation sent to the Class B Shareholders.

Class B Shareholders are entitled to one vote at all meetings of shareholders for each Class B Share held as of the record date for the meeting, except meetings at which only the holders of a specified class of shares other than the Class B Shares are entitled to vote.

Under the CBCA, in order to approve the change of jurisdiction, we require affirmative votes, whether in person or by proxy, from at least two-thirds of the votes cast by the holders of Class A Shares and Class B Shares, voting together as a single class at the Meeting if a quorum, or a majority of the total outstanding Class A Shares and Class B Shares, is present.

In the event of either a “take-over bid” or an “issuer bid” (as those terms are defined in the Securities Act of Ontario) being made for the Class B Shares and no corresponding offer being made to purchase Class A Shares, the Class A Shareholders would have no right under our articles or under any applicable statute to require that a similar offer be made to them to purchase their Class A Shares.

Appointment and Revocation of Proxies

Albert G. Lowenthal and, failing him, Elaine K. Roberts, or the Management Nominees, has been appointed by the Board of Directors to serve as the proxy for the shareholders at the Meeting.

Shareholders have the right to appoint persons, other than the Management Nominees, who need not be shareholders, to represent them at the Meeting. To exercise this right, the shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

Proxies must be deposited with our transfer agent, CIBC Mellon Trust Company, at its address P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada M5C 2W9, no later than 48 hours prior to the commencement of the Meeting in order for the proxies to be used at the Meeting. If you do not deposit your proxy with the transfer agent at least 48 hours prior to the commencement of the Meeting, your proxy will not be used.

Class A Shares represented by properly executed proxies will be voted by the Management Nominees on any ballot that may be called for, unless the shareholder has directed otherwise, for the proposal to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Oppenheimer Holdings (Proposal 1 in the Notice of Meeting).

Class B Shares represented by properly executed proxies will be voted by the Management Nominees on any ballot that may be called for, unless the shareholder has directed otherwise, (i) for the proposal to approve the special resolution authorizing the change of jurisdiction and the approval of the certificate of incorporation of Oppenheimer Holdings (Proposal 1 in the Notice of Meeting), (ii) for the election of the nominated Directors (Proposal 2 in the Notice of Meeting), and (iii) for the appointment of auditors and authorizing the Board of Directors and the Audit Committee to fix the remuneration of the auditors (Proposal 3 in the Notice of Meeting).

Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting to which the proxy relates and other matters which may properly come before the Meeting. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if matters which are not known to management should properly come before the Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

A shareholder who has given a proxy has the power to revoke it prior to the commencement of the Meeting by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney either at our registered office at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law. A shareholder who has given a proxy has the power to revoke it after the commencement of the Meeting as to any matter on which a vote has not been cast under the proxy by delivering written notice of revocation to the Chairman of the Meeting.

A shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and returning such proxy to our Secretary at our registered office prior to the commencement of the Meeting.

Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Meeting.

PROPOSALS TO BE ACTED UPON

1.	THE DOMESTICATION

The Board of Directors recommends that the shareholders approve a special resolution authorizing us to make an application for a continuance under Section 188 of the CBCA to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a domestication under Section 388 of the DGCL, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of our domestication. Under the CBCA, in order to approve the continuance, the special resolution requires affirmative votes, in person or by proxy, from at least two-thirds of all the votes cast by the Class A Shareholders and the Class B Shareholders voting together as a single class at the Meeting if a quorum, or a majority of the total outstanding Class A Shares and Class B Shares is present.

The Board of Directors recommends that the shareholders vote FOR the approval of the special resolution authorizing us to change our jurisdiction of incorporation to Delaware and to approve the certificate of incorporation of Oppenheimer Holdings.

2.	ELECTION OF DIRECTORS

Our Articles of Continuance provide that our Board of Directors consists of no less than five and no more than fifteen directors to be elected annually. The term of office for each director is from the date of the meeting at which the director is elected until the close of the next annual meeting of shareholders or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our by-laws.

The Nominating and Corporate Governance Committee has recommended, and the directors have determined, that nine directors are to be elected at the Meeting. Management does not contemplate that any of the nominees named below will be unable to serve as a director, but, if such an event should occur for any reason prior to the Meeting, the Management Nominees reserve the right to vote for another nominee or nominees in their discretion. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, recommends the following nominees for election as directors, in accordance with the Nominating and Corporate Governance Committee Charter (available at www.opco.com): J.L. Bitove, R. Crystal, W. Ehrhardt, M.A.M. Keehner, A.G. Lowenthal, K.W. McArthur, A.W. Oughtred, E.K. Roberts and B. Winberg. The Nominating and Corporate Governance Committee has reported that it is satisfied that each of the nominees is fully able and fully committed to serve the best interests of our shareholders. The election of the directors nominated requires the affirmative vote of a simple majority of the Class B Shares voted at the meeting. Information regarding each of the director nominees and our executive officers can be found in “Management — Director Nominees and Executive Officers.”

The Board of Directors recommends that the Class B Shareholders vote FOR the election of J.L. Bitove, R. Crystal, W. Ehrhardt, M.A.M. Keehner, A.G. Lowenthal, K.W. McArthur, A.W. Oughtred, E.K. Roberts and B. Winberg as directors.

3.	APPOINTMENT OF AUDITORS

The Audit Committee has nominated PricewaterhouseCoopers LLP for reappointment as our auditors for the 2009 fiscal year. The appointment of the auditors and the authorization of the Board of Directors and the Audit Committee to fix the auditors’ remuneration requires the affirmative vote of a simple majority of the Class B Shares voted at the Meeting.

The Board of Directors recommends that the Class B Shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as our auditors.

In addition, our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2008 are included in the Annual Report on Form 10-K, which has been mailed to our shareholders with the Circular. These consolidated financial statements are also available on our website at www.opco.com and regulatory websites at www.sedar.com (for SEDAR filings) or www.sec.gov (for EDGAR filings).

PROPOSAL NO. 1 — THE DOMESTICATION

General

The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA, also referred to as a “domestication” under Section 388 of the DGCL, and approve a new certificate of incorporation to be effective on the date of the domestication. We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The Board of Directors has unanimously approved our domestication and the related certificate of incorporation of Oppenheimer Holdings, believes it to be in our best interests and in the best interests of our shareholders, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Oppenheimer Holdings to our shareholders.

The domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware. The Class A Shares will continue to be listed on the NYSE under the trading symbol “OPY” and we will continue to be subject to the rules and regulations of the NYSE and the obligations imposed by each securities regulatory authority in the United States, including the SEC. We will continue to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Upon our domestication, our Board of Directors intends to adopt by-laws, copies of which are attached to this Circular as Exhibit D. A copy of Section 190 of the CBCA addressing dissenters’ rights in connection with the continuance is attached to this Circular as Exhibit E.

The domestication will not interrupt our corporate existence or operations, or the trading market of the Class A Shares. Each outstanding Class A Share and Class B Share at the time of the domestication will remain issued and outstanding as a share of Class A Non-Voting Common Stock or Class B Voting Common Stock, as applicable, of Oppenheimer Holdings after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL. Following the completion of our domestication, the Class A Shares will continue to be listed on the NYSE under the trading symbol “OPY.”

Principal Reasons for the Domestication

Our Board of Directors has determined that the domestication will result in an overall simplification of our corporate structure which is in our best interests and the best interests of our shareholders. The Board of Directors believes that the achievement of our strategic goals would be enhanced by our clear and unambiguous identification as a U.S. corporation.

All of our significant operating businesses are located in, and our operating businesses have been headquartered for over 25 years in the United States. We have voluntarily reported under the Exchange Act for approximately 20 years. Most of our shareholders reside in the United States and our Class A Shares are listed exclusively on the NYSE. Despite this connection with the United States, we believe we are not uniformly perceived by investors, customers, lenders, employees or potential strategic partners as a U.S. company. Our Board of Directors believes that the absence of a clear U.S. identity may prevent us from maximizing the opportunities and relationships with investors, existing and potential customers, lenders and potential partners, many of whom prefer to engage in business with a U.S. entity. By changing our jurisdiction of incorporation from Canada to Delaware, and also changing our corporate headquarters from Toronto to New York, we will firmly and unambiguously establish ourselves as a U.S. corporation. This will level the playing field with our principal competitors, most of whom are U.S. corporations.

The Board of Directors also believes that by domiciling in the United States we may enhance shareholder value over the long term with greater acceptance of us in the capital markets and improved marketability of our Class A Shares. The Class A Shares are not presently covered by securities analysts either in Canada or the United States. We believe that one reason for this lack of coverage is that our business resides in the United States but our corporate parent does not. We believe there is a greater likelihood of such coverage if we move our domicile to the United States.

In addition to the foregoing, the Board of Directors believes that being domiciled in the United States should increase our flexibility to enter into certain types of mergers, acquisitions and business combination transactions with other U.S. corporations which, if we remain a Canadian corporation, could be more difficult to accomplish due to adverse tax consequences.

Recent events in the credit markets of the United States have created significant market imbalances and placed pressure on our capital as well as that of many of our competitors. In connection with these disruptions, the U.S. government has introduced a number of programs intended to add liquidity to the markets through providing funding to financial services firms. In general, these programs have been viewed as being directed more at companies organized in the United States than companies organized outside the United States, and a move to the United States should enhance our eligibility under these programs. One of these programs is the Capital Purchase Program, or CPP, announced by the U.S. Treasury under its Troubled Asset Relief Program, or TARP. Under this program, to the extent funds remain available or more funds are allocated in the future, we may be eligible for a capital injection from the U.S. government, in exchange for which we may be required to issue preferred stock and warrants to purchase our Class A Shares. The availability of the CPP and other federal programs, many of which have been announced but have not been fully implemented, could assist us in resolving issues arising from the failure of the auction rate securities market, which has trapped our clients in illiquid auction rate securities. Many of our competitors have redeemed auction rate securities from their customers and our failure to have done so presents a significant issue for us with our clients and regulators. We have no assurance that we would qualify for CPP or any other federal program nor have we determined that we would participate in any of these programs. Overall, though, we believe the domestication would put us in a better overall position to participate in available programs than if we remain domiciled outside the United States.

The Board of Directors chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced personnel. For many years, Delaware has followed a policy of encouraging public companies to incorporate in the state by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances. The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware’s corporate law. Coupled with an active bar known for continually assessing and recommending improvements to the DGCL, these factors add greater certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business.

In considering its recommendation in favor of the domestication, our Board of Directors weighed the estimated tax liability to us arising from this transaction. See “Proposal 1 — The Domestication — United States and Canadian Income Tax Considerations.” With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances and assuming that the market price of our Class A Shares does not exceed $13.50 per share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00=$0.80, it is anticipated that Canadian income taxation arising from the domestication would not exceed $4.0 million. Accordingly, due to the recent decline in the share price of the Class A Shares, this potential tax liability would be substantially less than it would have been if the domestication had occurred in the past several years.

For the reasons set forth above, our Board of Directors believes that the estimated benefits of domestication outweigh the detriment attributable to our potential tax liability.

Effects of the Domestication

There are material differences between Canadian corporate law and Delaware corporate law with respect to shareholders’ rights, and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

Applicable Law.  As of the effective date of the domestication, our legal jurisdiction of incorporation will be Delaware, and we will no longer be subject to the provisions of the CBCA. All matters of corporate law will be determined under the DGCL. We will retain our original incorporation date in Canada as our date of incorporation for purposes of the DGCL.

Assets, Liabilities, Obligations, Etc.  Under Delaware law, as of the effective date of the domestication, all of our assets, property, rights, liabilities and obligations immediately prior to the domestication will continue to be our assets, property, rights, liabilities and obligations. Canadian corporate law ceases to apply to us on the date shown on the certificate of discontinuance to be issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware. We will be thereafter become subject to the obligations imposed under Delaware corporate law.

Business and Operations.  The domestication, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date of the domestication, but our business and operations will remain the same.

Officers and Directors

Our Board of Directors currently consists of nine members, J.L. Bitove, R. Crystal, W. Ehrhardt, M.A.M. Keehner, A.G. Lowenthal (Chairman), K.W. McArthur, A.W. Oughtred, E.K. Roberts, and B. Winberg. These directors have been nominated for election at the Meeting, and subject to their re-election at the Meeting, the Board of Directors will consist of the same nine individuals after the domestication. Immediately following the domestication, our officers will also be unchanged. Our officers are A.G. Lowenthal (Chief Executive Officer), E.K. Roberts (President, Treasurer) and D. McNamara (Secretary).

Treatment of the Outstanding Capital Stock, Options and Warrants

The existing share certificates representing our Class A Shares and Class B Shares will continue to represent shares the same number of the same class of our common stock after the domestication without any action on your part. You will not be required to exchange any share certificates. We will only issue new certificates to you representing shares of capital stock of Oppenheimer Holdings upon a transfer of your shares or at your request. Holders of our outstanding options and warrants will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of common stock of Oppenheimer Holdings, for the equivalent exercise price per share, without any action by the holder.

Shareholder Approval

The domestication is subject to various conditions, including approval of the special resolution authorizing the domestication and the approval of the certificate of incorporation of Oppenheimer Holdings from our Class A Shareholders and Class B Shareholders, voting together as a class. A copy of the special resolution is attached to this Circular as Exhibit A. Under the CBCA, the change of jurisdiction requires affirmative votes, whether in person or by proxy from at least two-thirds of the votes cast by the holders of our Class A Shares and Class B Shares, voting together as a single class, at the Meeting where a quorum, or a majority of our total outstanding Class A Shares and Class B Shares, is present. Assuming we receive the requisite shareholder approval for the domestication, our Board of Directors will retain the right to terminate or abandon the domestication if it determines that consummating the domestication would be inadvisable or not in our or our shareholders’ best interests, or if all of the respective conditions to consummation of the domestication have not occurred. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Regulatory and Other Approvals

The change of jurisdiction is subject to the authorization of the Director appointed under the CBCA. The Director is empowered to authorize the change of jurisdiction if, among other things, he is satisfied that the change of jurisdiction will not adversely affect our creditors or shareholders.

Subject to the authorization of the continuance by the Director appointed under the CBCA, and the approval of our Board of Directors and shareholders, we anticipate that we will file with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation pursuant to Section 388 of the DGCL, and that we will be domesticated in Delaware on the effective date of such filings. Promptly thereafter, we intend to give notice to the Director appointed under the CBCA that we have been domesticated under the laws of the State of Delaware and request that the Director appointed under the CBCA issue us a certificate of discontinuance bearing the same date as the date of effectiveness of our certificate of corporate domestication and certificate of incorporation by the Secretary of State of the State of Delaware.

Comparison of Shareholder Rights

The principal attributes of our capital stock before and after domestication are comparable, however, there will be material differences in the rights of our shareholders under Delaware law as described below.

General.  On the effective date of the domestication, we will be deemed for the purposes of the DGCL to have been incorporated under the laws of the State of Delaware from our inception and we will be governed by the Delaware certificate of incorporation filed with the certificate of corporate domestication. Differences between Canadian corporate law and Delaware corporate law and between our current articles of incorporation and by-laws and the proposed Delaware certificate of incorporation and by-laws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable Canadian corporate law and our current Canadian articles of incorporation and by-laws and Delaware corporate law and the proposed certificate of incorporation and by-laws of Oppenheimer Holdings. The proposed certificate of incorporation and by-laws of Oppenheimer Holdings are attached to this Circular as Exhibit C and Exhibit D, respectively.

Capital Structure.  Under our current Canadian articles of incorporation, we presently have the authority to issue an unlimited number of Class A Shares, no par value, 99,680 Class B Shares, no par value, and an unlimited number of preferred shares, issuable in a series, no par value. Under our proposed Delaware certificate of incorporation, the total number of shares of capital stock that Oppenheimer Holdings will have the authority to issue is 100,099,680, consisting of 50,000,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share, 99,680 shares of Class B Voting Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. Under Canadian law, there is no franchise tax on our authorized capital stock. Pursuant to Delaware law, there will be a franchise tax assessed on the authorized capital stock of Oppenheimer Holdings. With authorized capital stock consisting of 50,000,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share, 99,680 shares of Class B Voting Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, the franchise tax for Oppenheimer Holdings is expected to be $165,000 per year.

Shareholder Approval; Vote on Extraordinary Corporate Transactions.  Canadian law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law, such as a corporate name change, a creation of a new class of shares, or an increase or decrease of the minimum or maximum number of directors. Furthermore, many matters requiring shareholder approval under Canadian law must be approved by a special resolution of not less than two-thirds of the votes cast by shareholders who voted on those matters. In some cases, such as an amendment to the articles of a corporation that affects classes of shares differently, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, whether or not shares of such class or series otherwise carry the right to vote.

Under Delaware law, a sale, lease or exchange of all or substantially all the property or assets of a Delaware corporation or an amendment to its certificate of incorporation requires the approval of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon. Mergers or consolidations also generally require the approval of the holders of a majority of the outstanding voting power of the corporation. However, stockholder approval is not required by a Delaware corporation if such corporation’s certificate of incorporation is not amended by the merger; each share of stock of such corporation outstanding immediately prior to the merger will be an identical outstanding share of the surviving corporation after the effective date of the merger; and the number of shares of common stock, including securities convertible into common stock, issued in the merger does not exceed 20% of such corporation’s outstanding common stock immediately prior to the effective date of the merger. In addition, stockholder approval is not required by a Delaware corporation if it is the surviving corporation in a merger with a subsidiary in which its ownership was 90% or greater.

Amendments to the Governing Documents.  Under Canadian law, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders voting on the resolution. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carried the right to vote. Our current by-laws allow the directors to make, amend or repeal any by-law. When directors make, amend or repeal a by-law, they are required under the CBCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the by-law, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution.

Under the DGCL, an amendment to a corporation’s certificate of incorporation requires the approval of holders of a majority of the voting power of the outstanding stock entitled to vote on the matter. In addition, under the DGCL, if the amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect that class adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect that class adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be considered a separate class for purposes of the class vote. The DGCL gives stockholders the power to adopt, amend or repeal the by-laws of the Delaware corporation. The board of directors of a Delaware corporation has no power to amend the by-laws unless the certificate of incorporation confers such power on the board of directors in addition to the stockholders. The proposed certificate of incorporation of Oppenheimer Holdings will authorize the Board of Directors to adopt, amend or repeal the by-laws of Oppenheimer Holdings. Unlike Canadian law, there is no requirement to submit changes to the by-laws to stockholders under Delaware law.

Place of Meetings.  The CBCA provides that meetings of shareholders must be held at the place within Canada provided in the by-laws or, in the absence of such provision, at the place within Canada that the directors determine. A meeting of shareholders may be held at a place outside of Canada if the place is specified in the articles of incorporation or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. Our articles provide that meetings of shareholders may be held at our registered office or such places in or outside Canada as our directors may from time to time determine. The DGCL provides that meetings of the stockholders be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or by-laws. The proposed by-laws of Oppenheimer Holdings provide that meetings of the stockholders will be held at any place designated by the Board of Directors.

Quorum of Shareholders.  The CBCA provides that, unless the by-laws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. The current by-laws provide that the presence of at least two shareholders, in person or by proxy, entitled to vote and holding or representing in the aggregate not less than a majority of the outstanding shares entitled to vote at the meeting constitutes a quorum. Under the DGCL, the certificate of incorporation or by-laws may specify the required quorum, but generally a quorum may consist of no less than one-third of the total voting power. The proposed by-laws of Oppenheimer Holdings provide that the presence of two stockholders, represented in person or by proxy, holding a majority of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders.

Call of Meetings.  The CBCA provides that holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition. The current by-laws provide that a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board, our Managing Director or our President. The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or by-laws. The proposed by-laws of Oppenheimer Holdings provide that a special meeting of stockholders may be called by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.

Shareholder Consent in Lieu of Meeting.  Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution. Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. The proposed certificate of incorporation of Oppenheimer Holdings will prohibit action by written consent of the stockholders.

Director Election, Qualification and Number.  Our current by-laws allow for the election of directors by a majority of votes cast at an annual meeting of shareholders. Our proposed by-laws will allow for the election of directors by a plurality of votes cast at an annual meeting of shareholders. The CBCA states that a distributing corporation must have no fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates. Additionally, at least 25% of the directors must be Canadian residents unless the corporation has fewer than four directors, in which case at least one director must be a Canadian resident. The DGCL has no similar requirements; however, the governance standards of the NYSE require the majority of a listed company’s Board of Directors to be independent. The proposed by-laws of Oppenheimer Holdings prescribe a minimum of three and a maximum of eleven directors.

Fiduciary Duty of Directors.  Directors of a corporation incorporated or organized under the CBCA or DGCL have fiduciary obligations to the corporation and its shareholders. The CBCA requires directors of a Canadian corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under Delaware common law, directors have a duty of care and a duty of loyalty. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders. In addition, the DGCL provides that a transaction between a Delaware corporation and one of its directors or officers or an entity affiliated with one of its directors or officers is not voidable solely for such reason so long as (i) the material facts of the director’s or officer’s interest in the transaction are disclosed to the board of directors and a majority of the disinterested directors approve the transaction, (ii) the material facts of the director’s or officer’s interest in the transaction are disclosed to the stockholders and the transaction is specifically approved in good faith by the stockholders or (iii) the transaction is fair to the Delaware corporation at the time approved by the board of directors or stockholders.

Personal Liability of Directors.  The CBCA prescribes circumstances where directors can be liable for malfeasance or nonfeasance. Certain actions to enforce a liability imposed by the CBCA must be brought within two years from the date of the resolution authorizing the act at issue. A director will be deemed to have complied with his fiduciary obligations to the corporation under the CBCA if he relied in good faith on:

•	financial statements represented to him by an officer or in a written report of the auditors fairly reflecting the financial condition of the corporation; or

•	a report of a person whose profession lends credibility to a statement made by the professional person.

The CBCA also contains other provisions limiting personal liability of a corporation’s directors.

The proposed certificate of incorporation of Oppenheimer Holdings limits the liability of directors to us and our stockholders to monetary damages for breach of fiduciary duty as a director. However, such limitation of liability cannot be relied upon in respect of proscribed conduct, described in the DGCL to include:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors.  Under the CBCA and pursuant to our current by-laws, we will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

•	have acted honestly and in good faith with a view to the best interests of the corporation; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

Currently, we have indemnity agreements in place for all of our directors and we carry liability insurance for our and our subsidiaries’ officers and directors.

The CBCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

•	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that, the court in which the action or suit was brought or the Court of Chancery of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the corporation.

The DGCL allows the corporation to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. The proposed by-laws of Oppenheimer Holdings generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the Board of Directors authorizes such action. Following the domestication, Oppenheimer Holdings will enter into indemnity agreements with each of our officers and directors. In addition, Oppenheimer Holdings will carry liability insurance for its and its subsidiaries’ officers and directors.

Derivative Action.  Under the CBCA, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Director appointed under the CBCA; or any other person who, in the discretion of a court, is a proper person to make an application under the CBCA relating to shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the CBCA, the court must be satisfied that:

•	the complainant has given proper notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

•	the complainant is acting in good faith; and

•	it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Similarly, under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director’s duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

Dissenters’ Rights.  The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

•	any amalgamation with another corporation (other than with certain affiliated corporations);

•	an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•	an amendment to our articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•	a continuance under the laws of another jurisdiction;

•	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and

•	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

The DGCL grants appraisal rights only in the case of certain mergers or consolidations and not in the case of other fundamental changes such as the sale of all or substantially all of the assets of the corporation or amendments to the certificate of incorporation, unless so provided in the corporation’s certificate of incorporation. The proposed certificate of incorporation of Oppenheimer Holdings does not include any such provisions. Under Delaware law, stockholders who have neither voted in favor of nor consented to the merger or consolidation have the right to seek appraisal of their shares in connection with certain mergers or consolidations by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the court proceeding.

No appraisal rights are available for shares of any class or series listed on a national securities exchange (such as our Class A Shares) or held of record by more than 2,000 stockholders. However, appraisal rights are available if the agreement of merger or consolidation would require the holders of stock to accept for their stock anything except:

•	stock of the surviving corporation;

•	stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares; or

•	some combination of the above.

In addition, under Delaware law, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy.  Under the CBCA, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors’ powers are or have been exercised in a manner, that would be oppressive or unfairly prejudicial to or would unfairly disregard the interest of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit, including an order restraining the conduct complained of. There are no equivalent statutory remedies under the DGCL; however, stockholders may be entitled to remedies for a violation of a director’s fiduciary duties under Delaware common law.

Business Combinations.  Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

•	the board of directors approved the transaction before the “interested stockholder” obtained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of a Delaware corporation’s outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•	on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock.

A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. The proposed certificate of incorporation of Oppenheimer Holdings does not contain such an exclusion from Section 203 of the DGCL.

There is no comparable provision relating to business combinations under the CBCA, but restrictions on business combinations do exist under applicable Canadian securities laws.

Examination of Corporate Records.  Under the CBCA, shareholders, creditors and their personal representatives may examine certain corporate records, such as the securities register and a list of shareholders, and any other person may do so on payment of a reasonable fee. Each such person must provide an affidavit containing specific information. A list of shareholders or information from a securities register may not be used except in connection with an effort to influence the voting of shareholders of the corporation, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

Under Delaware law, for any proper purpose, stockholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of stockholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interest as a stockholder.

Anti-Takeover Effects.  Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

•	implement a staggered board of directors, which prevents an immediate change in control of the board;

•	require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

•	only allow the board of directors to call a special meeting of stockholders, which may thwart a raider’s ability to call a meeting to make disruptive changes;

•	eliminate stockholders’ action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the corporation;

•	remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

•	provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

•	provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

•	issue “blank check” preferred stock, which may be used to make a corporation less attractive to a raider.

The proposed certificate of incorporation and/or by-laws of Oppenheimer Holdings will include the following provisions which may make Oppenheimer Holdings less vulnerable to hostile takeover attempts:

•	requirement that stockholders provide prior notice by a certain date to nominate directors;

•	restrictions on the ability of stockholders to call a special meeting of stockholders;

•	the elimination of the ability of stockholders to take action by written consent;

•	the board of directors may determine the number of directors and fill vacancies on the board of directors; and

•	the board of directors may issue “blank check” preferred stock.

Other than the ability of our Board of Directors to determine and issue preferred shares without shareholder approval and to determine the number of directors (within a range provided in our articles) and to fill vacancies between annual meetings of shareholders, our existing articles and Canadian law do not include the anti-takeover provisions listed above that will be included in the certificate of incorporation and/or by-laws of Oppenheimer Holdings.

Proposed Certificate of Incorporation and By-Laws of Oppenheimer Holdings

We have included provisions in the proposed certificate of incorporation and by-laws of Oppenheimer Holdings that do not simply reflect the default provisions of Delaware law. They are as follows:

Voting Rights Of Common Stock.  Under Delaware law, unless the certificate of incorporation otherwise provides, each stockholder is entitled to one vote for each share of common stock held by such stockholder. Under the proposed certificate of incorporation of Oppenheimer Holdings, Oppenheimer Holdings will issue two classes of common stock, each with different voting rights. The proposed capital structure of Oppenheimer Holdings is consistent with our current capital structure. Holders of Oppenheimer Holdings’ Class B Voting Common Stock are entitled to one vote for each share of common stock held by them; holders of Oppenheimer Holdings’ Class A Non-Voting Common Stock are only entitled to vote as required under Delaware law.

“Blank-Check” Preferred Stock Issuance Authority For Board Of Directors.  Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. The proposed certificate of incorporation of Oppenheimer Holdings contains a provision granting its Board of Directors the authority to fix by resolution the powers, preferences, and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock.

Increase or Decrease In Amount Of Authorized Stock.  Under Delaware law, the holders of outstanding shares of a class of stock are entitled to vote as a class on a proposed amendment to increase or decrease the number of authorized shares of such class unless the certificate of incorporation provides that such number of shares may be increased or decreased by the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote. The proposed certificate of incorporation of Oppenheimer Holdings contains such a provision and requires the vote of the holders of a majority of the voting power of all of its outstanding stock entitled to vote to increase or decrease the aggregate number of authorized shares of any class of stock.

By-Laws.  Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, the holders of a majority in voting power of the shares present at a meeting of stockholders have the power to adopt, amend or repeal the by-laws of the corporation. In addition, if the certificate of incorporation so provides, the board of directors also has the power to adopt, amend or repeal the by-laws. The proposed certificate of incorporation of Oppenheimer Holdings provides that the Board of Directors has the power to make, amend, alter, change, add to or repeal the by-laws. Additionally, the proposed by-laws of Oppenheimer Holdings provide that a majority in outstanding voting power of the shares entitled to vote shall have the power to adopt, amend, or repeal the by-laws.

Stockholders’ Meetings.  The proposed certificate of incorporation of Oppenheimer Holdings will provide that the holders of Class A Non-Voting Common Stock will have the right to attend all stockholders’ meetings and receive the same informational distributions from Oppenheimer Holdings relating to such meetings as provided to the holders of Class B Voting Common Stock. This provision is consistent with the rights which we have traditionally afforded our Class A Shareholders.

Stockholder Action by Written Consent.  Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders representing a majority of the outstanding voting power of a corporation entitled to vote on a matter may act by written consent. The proposed certificate of incorporation of Oppenheimer Holdings will prohibit action by written consent of the stockholders.

Presentation of Nominations and Proposals at Meetings of Stockholders.  Delaware law does not provide procedures for stockholders to nominate individuals to serve on the board of directors or to present other proposals at meetings of stockholders. The proposed by-laws of Oppenheimer Holdings contain procedures governing stockholder nominations and stockholder proposals. The proposed by-laws of Oppenheimer Holdings allow only the holders of Class B Voting Common Stock to nominate individuals to serve on the board of directors and to present other proposals at meetings of stockholders. To nominate an individual to the board of directors of Oppenheimer Holdings at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to Oppenheimer Holdings, in the case of an annual meeting, not fewer than 90 days nor more than 120 days prior to the first anniversary of the date of Oppenheimer Holdings’ annual meeting for the preceding year and, in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors of Oppenheimer Holdings to be elected at such meeting.

Number Of Directors.  Under Delaware law, the number of directors is fixed by, or in the manner provided in, the by-laws of a corporation, unless the certificate of incorporation fixes the number of directors. The proposed by-laws of Oppenheimer Holdings provides that the number of directors must be set by a resolution adopted by a majority of the authorized number of directors. The proposed by-laws of Oppenheimer Holdings provide that the number of directors on the board of directors may not be less than three or more than eleven.

Vacancies And Newly Created Directorships.  Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless the certificate of incorporation or the by-laws otherwise provide.

The proposed by-laws of Oppenheimer Holdings provide that any vacancies and newly created directorships on the board of directors of Oppenheimer Holdings may be filled by a majority of the directors then in office.

Dissent Rights of Shareholders

Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular. Shareholders may exercise their dissent rights in connection with the proposal to approve the continuance (Proposal 1 in the Notice of Meeting).

If you wish to dissent and do so in compliance with Section 190 of the CBCA, you will be entitled to be paid the fair value of the shares you hold if the continuance occurs. Fair value is determined as of the close of business on the day before the continuance is approved by shareholders.

If you wish to dissent, you must send us your written objection to the continuance at or before the Meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you abstain or vote against the continuance, you preserve your dissent rights if you comply with Section 190 of the CBCA.

However, it is not sufficient to vote against the continuance or to abstain. You must also provide a separate dissent notice at or before the Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

•	in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

•	in the name of a clearing agency in which the intermediary participates, such as CDS Clearing and Depository Services Limited or The Depository Trust Company.

If you want to dissent and your shares are registered in someone else’s name, you must contact your intermediary and either:

•	instruct your intermediary to exercise the dissenters’ rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary’s name); or

•	instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissenters’ rights directly.

In other words, if your shares are registered in someone else’s name, you will not be able to exercise your dissenters’ rights directly unless the shares are re-registered in your name. A dissenting shareholder may only make a claim under Section 190 of the CBCA with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. We are required to notify each shareholder who has filed a dissent notice when and if the continuance has been approved. This notice must be sent within ten days after our shareholders approve the continuance. We will not send a notice to any shareholder who voted to approve the continuance or who has withdrawn his dissent notice.

Within 20 days after receiving the above notice from us, or if you do not receive such notice, within 20 days after learning that the continuance has been approved, you must send us a payment demand containing:

•	your name and address;

•	the number of shares you own; and

•	a demand for payment of the fair value of your shares.

Within 30 days after sending a payment demand, you must send to us directly at our corporate address, P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8, or through our transfer agent, CIBC Mellon Trust Company, the certificates representing your shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. Your rights as a shareholder will be reinstated if:

•	you withdraw your payment demand prior to an offer being made by us;

•	we fail to make you an offer of payment and you withdraw the dissent notice; or

•	the continuance does not happen.

Within seven days of the later of the effective date of the continuance or the date we receive your payment demand, we must send you a written offer to pay for your shares. This must include a written offer to pay you an amount considered by our Board of Directors to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Each offer to pay shareholders must be on the same terms. We must pay you for your shares within ten days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we may, within fifty days after the effective date of the continuance, apply to a court to fix a fair value for your shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of twenty days. You are not required to give security for costs in such a case.

All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 190 OF THE CBCA IS ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

Accounting Treatment of the Domestication

Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Oppenheimer Holdings will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

United States and Canadian Income Tax Considerations

The domestication may have income tax consequences in both the United States and Canada. The material tax consequences of the domestication to us and our current shareholders are summarized below.

United States Federal Income Tax Consequences

The following discussion sets forth certain material United States federal income tax consequences of the domestication to Oppenheimer Holdings Inc., the Canadian corporation, and the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of its Class A Shares and Class B Shares, as well as certain of the expected material federal income and estate tax consequences of the ownership and disposition of the shares of Oppenheimer Holdings Inc., the Delaware corporation. Some aspects of this summary involve transfers between Oppenheimer Holdings Inc. as a Canadian corporation and Oppenheimer Holdings Inc. as a Delaware corporation. To avoid confusion where a distinction is necessary, Oppenheimer Holdings Inc. as a Canadian corporation is referred to as “Oppenheimer Canada” and Oppenheimer Holdings Inc. as a Delaware Corporation is referred to as “Oppenheimer Delaware.”

This discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of United States tax consequences does not address the tax treatment of special classes of holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding shares of our capital stock as part of a hedging or conversion transaction or as part of a “straddle,” United States expatriates, holders who acquired their Class A Shares and Class B Shares in Oppenheimer Canada pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissent rights. We assume in this discussion that you hold our capital stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this management proxy circular and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of the capital stock of Oppenheimer Canada and Oppenheimer Delaware, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our capital stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is taxable in the United States regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for United States federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares, generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special United States federal income tax documentation requirements. A beneficial owner of our capital stock who is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

Code Section 368 Reorganization Provisions

The change in our place of incorporation will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), which we refer to as an F Reorganization, and generally will not represent a taxable transaction to Oppenheimer Canada for United States federal income tax purposes, provided that holders of not more than 1% of Oppenheimer Canada’s shares entitled to vote on the transaction elect to exercise their dissenters’ rights (“Dissenting Shareholders”). Under IRS guidance, if holders of less than 1% of Oppenheimer Canada’s shares entitled to vote on the domestication exercise their dissenters rights, the domestication would qualify as an F Reorganization.

If the domestication does not qualify as an F Reorganization for the reason stated above, it will qualify as a tax-free transaction to Oppenheimer Canada under Code Section 368(a)(1)(D) of the Code, which we refer to as a D Reorganization, unless Oppenheimer Canada is required to use an amount of its assets to satisfy claims of Dissenting Shareholders which would prevent Oppenheimer Canada from transferring substantially all of its assets to Oppenheimer Delaware. Historically, for advance ruling purposes, the IRS defines “substantially all” to mean 70% of the fair market value of gross assets, and at least 90% of the fair market value of net assets of such entity. In determining if Oppenheimer Delaware acquires “substantially all” of the assets of Oppenheimer Canada, payments of cash by Oppenheimer Canada to Dissenting Shareholders will not be considered assets acquired by Oppenheimer Delaware. Oppenheimer Canada will satisfy the “substantially all” test unless it is required to pay to Dissenting Shareholders more than 30% of the fair market value of its gross assets and more than 10% of the fair market value of its net assets. Oppenheimer Canada believes that the amount it may be required to pay to Dissenting Shareholders will not prevent it from transferring “substantially all” of its assets to Oppenheimer Delaware within the meaning of the IRS ruling guidelines. Oppenheimer Canada believes based on all relevant facts that the domestication qualifies as a tax-free reorganization. To the extent that the domestication would not qualify as a tax-free reorganization based on the tests set forth above, the Board of Directors of Oppenheimer Canada will abandon the domestication.

However, to the extent that Oppenheimer Canada owns any United States real property interests, as that term is defined in Code Section 897(c)(1), Oppenheimer Canada will recognize gain to the extent consideration received by Oppenheimer Canada for such interest exceeds Oppenheimer Canada’s adjusted tax basis in such interest, regardless of whether the transaction qualifies as an F Reorganization or a D Reorganization. We do not own any material interests in United States real property, as that term is defined in Code Section 879(c)(1).

In the event the domestication does not qualify as either an F Reorganization or a D Reorganization, a U.S. Holder would recognize gain or loss with respect to his shares of Oppenheimer Canada equal to the difference between the stockholder’s basis in his Oppenheimer Canada shares and the fair market value, as of the effective time of the domestication, of the Oppenheimer Delaware shares. In such event, a stockholder’s aggregate basis in the Oppenheimer Delaware shares would equal its fair market value and such stockholder’s holding period would begin the day after the domestication.

Effects of Code Section 367

Code Section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free. Code Section 367 would apply to the domestication under the circumstances discussed below.

U.S. Holders who own, directly or by attribution, 10% or more of the combined voting power of all classes of stock of Oppenheimer Canada, which we refer to as a 10% Shareholder, would be required to recognize as dividend income the “all earnings and profits amount”, which we refer to as the “all earnings and profits amount”, as determined under Section 1.367(b)-2 of the United States Treasury Regulations, attributable to their shares in Oppenheimer Canada.

A U.S. Holder that is not a 10% Shareholder is not required to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in Oppenheimer Canada in income. Instead, absent making an election discussed below to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in Oppenheimer Canada in income, which we refer to as a Deemed Dividend Election, such U.S. Holder must recognize gain, but will not recognize any loss, on his or her shares if such shares have a fair market value of $50,000 or more on the date of the exchange and the fair market value of Oppenheimer Delaware stock received in the exchange exceeds the U.S. Holder’s tax basis of the shares of Oppenheimer Canada surrendered in the exchange. However, such U.S. Holder can make the Deemed Dividend Election to include in income as a dividend the “all earnings and profits amount” attributable to the shares owned by such U.S. Holder in Oppenheimer Canada. If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange. A Deemed Dividend Election can be made only if the company gives the U.S. Holder the information which provides the “all earnings and profits amount” for such holder and the U.S. Holder elects and files certain notices with such holder’s federal income tax return for the year in which the exchange occurred. U.S. Holders should consult with their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

A U.S. Holder that is not a 10% Shareholder and owns shares in Oppenheimer Canada with a fair market value of less than $50,000 on the day of the exchange is not subject to tax on the domestication.

The term “all earnings and profits amount” as defined under Treas.Reg.§1.367(b)-2(d) means the net positive earnings (if any) of a foreign corporation that are determined according to principles substantially similar to those applicable to domestic corporations, but taking into account the adjustments under the provisions of Code §312(k) relating to the computation of depreciation, Code §312(n) relating to adjustments to earnings and profits for certain items that more closely conform to economic gain or loss, and the miscellaneous provisions under Code §964 relating to foreign taxes and foreign corporation’s earnings and profits. Code §964 and §986, and the regulations thereunder, contain the rules for adjusting earnings and profits under foreign GAAP to U.S. GAAP and U.S. tax accounting, as well as rules for determining the currency in which earnings must be computed for U.S. tax purposes.

Based on all available information, we believe that no U.S. Holder should have a positive “all earnings and profits amount” attributable to such U.S. Holder’s shares of Oppenheimer Canada, and accordingly no U.S. Holder, neither a 10% Shareholder nor a U.S. Holder that is not a 10% Shareholder and who makes a Deemed Dividend Election, should be required to include any such amount in income on the domestication. Our belief with respect to the “all earnings and profits amount” results from detailed calculations performed by a nationally recognized accounting firm based on information provided to them by us. Oppenheimer Canada’s earnings and profits for this purpose were calculated in conformity with the relevant provisions of the Code and the Treasury Proposed and Final Regulations in force as of the date of this Circular, the current administrative rulings and practices of the IRS and judicial decisions as they relate to those statutes and regulations. We do not have all historical financial information since our incorporation in 1933 although we have reviewed financial information dating back to 1945. It is possible, although we believe highly unlikely, that we recognized earnings and profits in taxable years for which we do not have complete information. The amount of any such earnings and profits could, if material, negatively impact our calculations. However, based on the substantial financial information we have from 1945, our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. Holder should have a positive “all earnings and profits” amount attributable to such U.S. Holder’s shares of Oppenheimer Canada. As a result, we believe that no U.S. Holder should be required to include any such amount in income as a result of the domestication. However, no assurance can be given that the IRS will agree with us. If it does not, a U.S. Holder may be subject to adverse U.S. federal tax consequences.

Passive Foreign Investment Company Considerations

In addition to the discussion under the heading “Effects of Code Section 367” above, the domestication might be a taxable event to U.S. Holders if Oppenheimer Canada is or ever was a passive foreign investment company, or a PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

Generally, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if, on average for such taxable year, 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, Oppenheimer Canada would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. Oppenheimer Canada believes that it is not and has never been a PFIC. Accordingly, the domestication should not be a taxable event for any U.S. Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that Oppenheimer Canada is not a PFIC.

Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by United States persons exchanging stock of Oppenheimer Canada for stock of Oppenheimer Delaware, if Oppenheimer Canada were classified as a PFIC at any time during such United States person’s holding period in such stock and such person had not made either a “qualified electing fund” election under Code Section 1295 for the first taxable year in which such U.S. Holder owned Oppenheimer Canada shares or in which Oppenheimer Canada was a PFIC, whichever is later; or a “mark-to-market” election under Code Section 1296. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings.

However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

Basis and Holding Period Considerations

If the domestication is a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Oppenheimer Delaware’s stock received by the shareholder in the exchange will equal his or her tax basis in Oppenheimer Canada’s shares surrendered in the exchange increased by any gain recognized by such U.S. Holder in the exchange or the “all earnings and profits amount” included in the income of such U.S. Holder. The holding period for the Oppenheimer Delaware stock will be the same as the U.S. Holder’s holding period for the Oppenheimer Canada shares surrendered in the exchange, provided that the shares were held as a capital asset.

If the domestication is not a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Oppenheimer Delaware’s stock distributed to the U.S. Holder will equal his or her tax basis in the shares surrendered plus any gain recognized. The holding period will begin on the date of the exchange.

Consequences to Non-U.S. Holders

The exchange of shares of Oppenheimer Canada for stock of Oppenheimer Delaware by a Non-U.S. Holder will not be a taxable transaction for such holder for United States federal income tax purposes.

Dividends

Oppenheimer Delaware anticipates paying cash dividends on its stock. If Oppenheimer Delaware pays dividends on shares of its stock, such dividends paid to Non-U.S. Holders will generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, provided Oppenheimer Delaware has received proper certification (generally on IRS Form W-8BEN) of the application of such income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Pursuant to the income tax treaty between the United States and Canada (the “Treaty”), dividends paid by a United States corporation to a Canadian resident where each qualifies for benefits under the Treaty are subject to United States federal withholding tax at a maximum rate of 15%. Non-U.S. Holders should consult their tax advisors regarding their eligibility for claiming benefits under the Treaty and regarding their particular circumstances to claim a tax credit or tax deduction against their Canadian (or other) tax liability for any United States federal withholding tax.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a Non-U.S. Holder’s permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. Holders. In that case, we will not have to withhold United States federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally on IRS Form W-8ECI). In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Gain on Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of stock of Oppenheimer Delaware unless any one of the following is true:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

•	the stock of Oppenheimer Delaware constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (which we refer to as a USRPHC) for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Oppenheimer Delaware; or the 5-year period ending on the date such Non-U.S. Holder disposes of the stock of Oppenheimer Delaware and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

We do not anticipate that Oppenheimer Delaware will become a USRPHC. However, since the determination of USRPHC status in the future will be based upon the composition of its assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that it will not become a USRPHC in the future.

U.S. Federal Estate Taxes

Capital stock of Oppenheimer Delaware owned or treated as owned by an individual who at the time of death is a Non-U.S. Holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person as described above (generally on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to our payments of dividends on the stock of Oppenheimer Delaware.

The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury regulations.

Canadian Tax Considerations

The following summary fairly describes the principal Canadian federal income tax considerations relating to legal continuance of the Corporation to Delaware in respect of shareholders of the Class A Shares and the Class B Shares (collectively the “shares”) who, for the purposes of the Income Tax Act (Canada) (the “ITA”): (i) hold their shares as capital property; (ii) deal at arm’s length with us; (iii) are not affiliated with us, and (iv) in respect of whom we are not a foreign affiliate within the meaning of the ITA, or who hold more than 10% of either the Class A Shares or the Class B Shares. A shareholder will generally be considered to hold shares as capital property, unless the shareholder holds the shares in the course of carrying on a business, acquired the shares in a transaction that is an adventure in the nature of trade, or holds the shares as “mark-to-market” property for the purposes of the ITA. Shareholders should consult their own tax advisors if they have questions as to whether they in fact hold the shares as capital property. Moreover, shareholders who do not hold the shares as capital property should consult their own tax advisors regarding the consequences of the continuance.

This summary is not applicable to a shareholder: (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the ITA; (ii) that is a “specified financial institution” or “restricted financial institution” as defined in the ITA; (iii) an interest in which is a “tax shelter investment” as defined under the ITA, or (iv) to whom the functional currency reporting rules in subsection 261 of the ITA would apply. Such shareholders should consult their own tax advisors.

This summary is based upon the current provisions of the ITA, the regulations thereunder (the “Regulations”), the Canada-United States Income Tax Convention, 1980, as amended (the “Tax Treaty”), and counsel’s understanding of the current administrative practices and policies of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the ITA and the Regulations (the “Proposed Amendments”) announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all Proposed Amendments will be enacted in their current form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below. An advance income tax ruling will not be sought from the CRA in respect of our continuance transaction.

Although portions of this summary of “Canadian Tax Considerations” that are applicable to shareholders considered to be resident of the United States for purposes of the Tax Treaty (the “US resident shareholders”) may also apply to shareholders residing in other jurisdictions, this summary does not specifically address the tax consequences to such other shareholders and accordingly such other shareholders are urged to contact their own tax advisors to determine the particular tax consequences applicable to them.

The following summary is based on the facts set out in this Circular and on additional information provided to Canadian tax counsel by our management.

All amounts relevant to the computation of income under the ITA must be reported in Canadian dollars. Any amount that is expressed or denominated in a currency other than Canadian dollars, including adjusted cost base, proceeds of disposition, and dividends must be converted into Canadian dollars based on the currency exchange rate prevailing on the date each amount arises.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any shareholder. Accordingly, shareholders should consult their own tax advisers for advice as to the income tax consequences having regard to their own particular circumstances.

Tax Consequences Applicable to Us

On the continuance, we will be deemed to be resident in the United States, and to no longer be resident in Canada. Under the ITA, the change in our residence from Canada to the United States will cause our tax year to end immediately before the continuance, and a new tax year to begin at the time of the continuance.

Furthermore, we will be deemed to have disposed of all of our property immediately before the continuance for proceeds of disposition equal to the fair market value of our property at that time. This deemed disposition may cause us to incur a Canadian tax liability as a result of the deemed capital gain. Management intends to mitigate this potential tax liability by making a timely tax election under subsection 93(1) of the ITA to treat a portion of the deemed proceeds of disposition as being a tax-deductible inter-corporate dividend that would reduce the amount of this capital gain. Such election must be made by us while resident in Canada, and immediately after the deemed disposition of our property.

Furthermore, we will be subject to a separate corporate emigration tax imposed by the ITA on a corporation departing from Canada. The emigration tax will be imposed on the amount by which the fair market value of all of our property immediately before the continuance exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with this emigration tax) and the amount of paid-up capital on all of our issued and outstanding shares. Tax will be imposed at a rate of 5% on our net assets determined under the foregoing formula, unless one of the main reasons for our changing of residence to the United States was to reduce the amount of this corporate emigration tax or the amount of Canadian withholding tax paid by us, in which case the rate will be 25%.

With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances and assuming that the market price of our Class A Shares does not exceed $13.50 per share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals $0.80, it is anticipated that Canadian income taxation arising on the continuance would not exceed $4.0 million. This conclusion is based in part on determinations of factual matters, including determinations regarding the fair market value of our assets and tax attributes. Furthermore, the facts underlying the assumptions and conclusions used by management may change prior to the effective time of the continuance. We have not applied to the CRA for a ruling as to the amount of Canadian taxes payable as a result of the continuance and do not intend to apply for such a ruling given the factual nature of the determinations involved. There can be no assurance that the CRA will accept the valuations or management’s estimate of the amount of Canadian taxes that will be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no additional Canadian taxes are due as a result of the continuance or that the amount of such additional Canadian taxes will not be significant.

Due to the change in residence upon the continuance, we will no longer be subject to taxation in Canada on our worldwide income. However, if we carry on business in Canada, we may be subject to Canadian tax on our Canadian-source business profits.

Shareholders Resident in Canada

The following portion of this summary of “Canadian Tax Considerations” applies to our shareholders who are resident in Canada for the purposes of the ITA.

Our shareholders who remain holding the shares after the continuance, will not be considered to have disposed of their shares by reason only of the continuance. Accordingly, the continuance will not cause the Canadian resident shareholders to realize a capital gain or loss on their shares and there will be no effect on the adjusted cost base of their shares.

Following the continuance, any dividends received by an individual (including a trust) who is a Canadian resident shareholder will be included in computing the individual’s income for tax purposes and will not be eligible for the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

Any dividends received by a corporate shareholder will be included in calculating that corporation’s income for tax purposes and the corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” which is defined to include amounts in respect of taxable capital gains and certain dividends. To the extent that U.S. withholding taxes are imposed on dividends paid by us, the amount of such tax will generally be eligible for a Canadian foreign tax credit or tax deduction subject to the detailed rules and limitations under the ITA. Canadian resident shareholders are advised to consult their own tax advisors with respect to the availability of such a Canadian foreign tax credit or tax deduction having regard to their particular circumstances.

Foreign Property Information Reporting

A shareholder that is a “specified Canadian entity” for a taxation year and whose total cost amount of “specified foreign property” at any time in the year exceeds C$100,000 (as such terms are defined under the ITA) will be required to file an information return for the year to disclose certain prescribed information. Subject to certain exceptions, a Canadian resident shareholder will generally be a specified Canadian entity. The shares should be classified within the definition of “specified foreign property”. Canadian resident shareholders should consult their own tax advisors as to whether they must comply with these reporting requirements.

Dissenting Shareholders

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a Canadian resident shareholder who dissents to the continuance should be treated as receiving proceeds of disposition for his shares. Accordingly, the dissenting Canadian resident shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of the shares exceeds or is less than the shareholder’s adjusted cost base of the shares.

Interest awarded by a court to a dissenting Canadian resident shareholder will be included in the shareholder’s income for purposes of the ITA.

Dissenting Canadian resident shareholders should consult their own tax advisers for advice as to the income tax consequences to them of our continuance, having regard to their own particular circumstances.

U.S. Resident Shareholders

The following portion of this summary of “Canadian Tax Considerations” applies to our shareholders who are residents of the United States for purposes of the Tax Treaty, and who do not use or hold their shares in the course of carrying on a business in Canada.

After the continuance, U.S. resident shareholders will not be considered to have disposed of their shares by reason only of the continuance. Accordingly, the continuance will not cause these U.S. resident shareholders to realize a capital gain or loss on their shares, and will have no effect on the adjusted cost base of their shares.

After the continuance, U.S. resident shareholders will not be subject to Canadian withholding tax on dividends received from us.

After the continuance, neither the Class A Shares or Class B Shares will be taxable Canadian property to U.S. resident shareholders, and therefore will not cause such shareholders to be subject to taxation in Canada on any subsequent disposition of such shares, provided that not more than 50% of the fair market value of the shares is derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and timber resource properties. Based on representations from management regarding the fair market value of our shares, it is not expected that the Class A Shares and Class B Shares will be classified as taxable Canadian property.

Dissenting U.S. Resident Shareholders

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a U.S. resident shareholder who dissents to the continuance should be treated as proceeds of disposition of their shares. Based on this conclusion, no tax under the ITA needs to be withheld or remitted on a payment made to a U.S. resident shareholder who dissents.

Interest received by a U.S. resident shareholder consequent upon the exercise of the dissent rights will be not subject to withholding tax under the ITA.

Eligibility for Investment

Following the continuance, the Class A Shares will continue to be listed on the NYSE. Because the Class A Shares will continue to be listed on a designated stock exchange, the Class A Shares will continue to be a qualified investment for certain deferred income plans under the ITA, namely trusts governed by deferred profit sharing plans, registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability saving plans and tax-free savings accounts.

Following the continuance, the Class B Shares will not be listed on any stock exchange. As such, our Class B Shares will not be a qualified investment for certain deferred income plans under the ITA, namely trusts governed by deferred profit sharing plans, registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability saving plans and tax-free savings accounts. The tax consequences to such a deferred income plan of holding the Class B Shares as non-qualified investments are complex, and persons holding Class B Shares in such a plan are urged to consult with their own tax advisors regarding the potential consequences.

DESCRIPTION OF CAPITAL STOCK

Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the domestication has already occurred. The following description of Oppenheimer Holdings’ capital stock is not complete and is subject to and qualified in its entirety by the proposed certificate of incorporation and by-laws of Oppenheimer Holdings, which are attached as Exhibits C and D, respectively, to this Circular, and by the provisions of Delaware law.

Oppenheimer Holdings’ authorized capital stock consists of 50,000,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share, 99,680 shares of Class B Voting Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

As of March 30, 2009 there were 12,968,992 Class A Shares, 99,665 Class B Shares and no preferred shares issued and outstanding. Assuming the domestication had occurred on March 30, 2009, there would have been 12,968,992 shares of Class A Non-Voting Common Stock, 99,665 shares of Class B Voting Common Stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of Class B Voting Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote. Holders of Class A Non-Voting Common Stock are not entitled to vote on any matters unless expressly permitted under Delaware law. The proposed certificate of incorporation of Oppenheimer Holdings provides that, except as otherwise provided by law, the affirmative vote of a majority in voting power of the shares of Class B Voting Common Stock, present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions or an amendment to the certification of incorporation of Oppenheimer Holdings. There is no cumulative voting for the election of directors. The Class A stockholders shall have the right to attend all stockholders’ meetings and receive the same informational distributions relating to those meetings as provided to the Class B stockholders. Upon a liquidation, Oppenheimer Holdings’ creditors and any holders of preferred stock with preferential liquidation rights will be paid before a distribution to holders of the common stock of Oppenheimer Holdings. The Class A and Class B stockholders are treated equally for purposes of liquidation rights. The holders of the common stock of Oppenheimer Holdings would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

Preferred Stock

The proposed certificate of incorporation of Oppenheimer Holdings empowers the Board of Directors to issue up to 50,000,000 shares of preferred stock from time to time, in one or more series. The Board of Directors also may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock. The rights of holders of the common stock will be subject to the rights of the holders of any preferred shares that may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Although there are no shares of preferred stock currently outstanding and Oppenheimer Holdings has no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of Oppenheimer Holdings’ outstanding voting stock.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

Oppenheimer Holdings will be subject to the “business combinations” provisions of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time of the transaction on which the person became an “interested stockholder,” unless:

•	the corporation’s board of directors approved the transaction before the “interested stockholder” obtained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•	on or subsequent to such time, the business combination or merger is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years owned 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Provisions of the proposed certificate of incorporation and by-laws of Oppenheimer Holdings providing that only a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President may call special meetings of stockholders, or providing that stockholders are prohibited from taking action by written consent, may have the effect of making it more difficult for a third party to acquire control of Oppenheimer Holdings, or of discouraging a third party from attempting to acquire control of Oppenheimer Holdings. In addition, the certificate of incorporation of Oppenheimer Holdings allows the Board of Directors to issue up to 50,000,000 shares of preferred stock that could have, when issued, voting rights or preferences that could impede the success of any hostile takeover, or delay a change in control or change in Oppenheimer Holdings’ management.

Listing

The Class A Non-Voting Common Stock of Oppenheimer Holdings will be listed on the NYSE under the trading symbol “OPY.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of Oppenheimer Holdings is CIBC Mellon Trust Company. The transfer agent’s address is P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada M5C 2W9 and Mellon Investor Services, Inc., 85 Challenger Road, Ridgefield Park, New Jersey 07660 and the telephone number is (416) 643-5500 or (800) 387-0825.

Proxies from registered holders are to be sent to CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1 and the fax number is (416) 368-2502.

PROPOSAL NO. 2 — ELECTION OF DIRECTORS

Management

Our articles provide that our Board of Directors consists of no less than five and no more than fifteen directors to be elected annually. The term of office for each director is from the date of the meeting of shareholders at which the director is elected until the close of the next annual meeting of shareholders or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our by-laws.

The Nominating/Corporate Governance Committee of the Board has recommended and the directors have determined that nine directors are to be elected at the Meeting. Management does not contemplate that any of the nominees named below will be unable to serve as a director, but, if such an event should occur for any reason prior to the Meeting, the Management Nominees reserve the right to vote for another nominee or nominees in their discretion. The following sets out information with respect to the proposed nominees for election as directors as recommended by the Nominating/Corporate Governance Committee, in accordance with the Nominating/Corporate Governance Committee Charter (available at www.opco.com). The Nominating/Corporate Governance Committee has reported that it is satisfied that each of the nominees is fully able and fully committed to serve the best interests of our shareholders. The election of the directors nominated requires the affirmative vote of a simple majority of the Class B Shares voted at the Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTORS NOMINATED FOR ELECTION.

Director Nominees and Executive Officers

The following table, and the notes thereto, provide information regarding our director nominees and executive officers.

			Positions and		Year
	Province/State,		Offices Held with	Occupation for	Became
Name	Country of Residence	Age	the Corporation	Previous 5 Years	Director

J.L. Bitove	Florida, USA	82	Director	Retired Executive	1980
R. Crystal	New York, USA	68	Director	Partner, Seyfarth Shaw LLP (law firm), previously Partner, Thelen LLP and predecessor Brown Raysman Millstein Felder& Steiner LLP (law firm) 2001 — 2008	1992
W. Ehrhardt	New Jersey, USA	65	Director	Retired; Audit Partner with Deloitte & Touche, New York for 25 years until May 29, 2004	2008
M.A.M. Keehner(3)	New York, USA	65	Director	Adjunct Professor of Finance and Economics, Columbia Business School	2008
A.G. Lowenthal	New York, USA	63	Chairman of the Board and Chief Executive Officer and Director	Chairman of the Board and Chief Executive Officer of the Corporation and Oppenheimer	1985
K.W. McArthur	Ontario, Canada	73	Lead Director	President and Chief Executive Officer, Shurway Capital Corporation (private investment company)	1996
A.W. Oughtred(2)	Ontario, Canada	66	Director	Counsel, Borden Ladner Gervais LLP (law firm)	1979
E.K. Roberts	Ontario, Canada	57	President, Treasurer and Director	President and Treasurer of the Corporation	1977
B. Winberg	Ontario, Canada	84	Director	President, Rockport Holdings Limited (real estate development)	1979

Notes:

(1)	There is no Executive Committee of the Board of Directors. Messrs. Ehrhardt, Keehner, McArthur and Winberg are members of the Audit Committee. Messrs. Bitove, Crystal and Keehner are members of the Nominating/Corporate Governance Committee. Messrs. Ehrhardt, Keehner and Winberg are members of the Compensation and Stock Option Committee.

(2)	A.W. Oughtred is a director of CI Financial Corp., the shares of which are listed on the Toronto Stock Exchange.

(3)	M.A.M. Keehner is an advisory director of CIK Enterprises, LLC, a private company based in Indianapolis, Indiana.

(4) (a)	None of the nominees is, or has been, within 10 years of the date of this Circular, a director or executive officer of a corporation that:

(i)	was the subject of a cease trade or similar order that denied the corporation access to any exemption under securities legislation for more than 30 days; or

(ii)	became bankrupt, made a proposal under bankruptcy or insolvency legislation or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed.

(b)	None of the nominees has personally, or has a personal holding company controlled by the nominee, within 10 years before the date of this Circular become bankrupt, made a proposal under bankruptcy or insolvency legislation or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed.

(c)	None of the nominees has personally, or has a personal holding company controlled by the nominee, been subject to penalties or sanctions relating to securities legislation or entered into a settlement with a securities regulatory authority or has been subject to any other penalties or sanctions that would likely be considered important to a reasonable investor making an investment decision, except for Mr. Lowenthal who, with Oppenheimer & Co., a subsidiary, in June 2003 agreed to a stipulation of facts and consented to penalty with the NYSE resulting in a fine to Oppenheimer & Co. and Mr. Lowenthal, as disclosed in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003.

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers identified in the “Summary Compensation Table”, or the Named Executives. The Compensation and Stock Option Committee of the Board, or the Compensation Committee, makes all decisions for the total direct compensation (that is the base salary, bonus awards, stock options and stock awards) of our executive officers, including the Named Executives. The Compensation Committee’s recommendations for the total direct compensation of our Chief Executive Officer are subject, in part, to the Performance-Based Compensation Agreement, amended and restated March 15, 2005, which was included as Schedule E in our Proxy Circular dated March 24, 2005 and for which we received shareholder approval on May 9, 2005. We refer to this agreement in this Circular as the Performance-Based Compensation Agreement.

The day-to-day design and administration of health benefits, the deferred compensation plans and the 401(k) plan and other employee benefit plans and policies applicable to salaried U.S.-based employees in general are handled by our Human Resources, Finance and Legal Departments. The Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

We have adopted a Compensation and Stock Option Committee Charter which is posted on our website at www.opco.com. The processes and procedures of the Compensation Committee are discussed below as is the role of the Compensation Committee in dealing with the Chief Executive Officer’s compensation and the compensation of other Named Executives. Under its charter, the Compensation Committee is required to discharge the Board of Director’s responsibilities relating to compensation of our senior executive officers and to report on its practices to our shareholders in our annual management proxy circular. The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the compensation of Named Executives other than the Chief Executive Officer.

For the purposes of determining 2008 executive compensation, the Compensation Committee did not retain compensation consultants although the Compensation Committee may retain compensation consultants when it deems necessary.

Objectives and Policies

The Compensation Committee’s objective is to provide a competitive compensation program with appropriate incentives for superior performance, thereby providing a strong and direct link between corporate and individual performance and compensation. Our compensation policy with respect to our Named Executives has the following stated objectives:

•	recruit, motivate, reward and retain the high performing executive talent required to create superior long-term total shareholder returns in comparison to our peer group;

•	reward executives for short-term performance as well as growth in enterprise value over the long-term;

•	provide a competitive package relative to industry-specific and general industry comparisons; and

•	ensure effective utilization and development of talent by working in concert with other management processes, such as performance appraisal, succession planning and management development.

Our compensation program for senior executive officers, including the Named Executives, consists of the following key elements: a base salary, an annual bonus, grants of share-based compensation (stock options and/or stock awards) and, in the case of the Chief Executive Officer, the Performance-Based Compensation Agreement.

In arriving at its recommendations concerning the specific components of our compensation program, the Compensation Committee considers certain public information about the compensation paid by a group of comparable public U.S. broker-dealers. To this end, the Compensation Committee reviewed the published information provided in the 2008 proxy circulars filed by: Legg Mason, Jefferies Group, Raymond James Financial Inc., Knight Capital Group, Inc., Piper Jaffray Companies, Friedman Billings Ramsay, Stifel Financial Corp., KBW Group, SWS Group Inc., Cowen Group, Ladenberg Thalman Financial Services Inc., Labranche Sanders Morris Harris and JPM Group. Approximately half of this peer group had a higher market capitalization than ours and approximately half of the peer group had a lower market capitalization than ours at the time of the review. The information provided by this peer review was used to ensure that our compensation is generally competitive with the industry. The Compensation Committee does not have any formal benchmarking strategy or any specific targets. The goal of the Compensation Committee is to provide the compensation structure to enable us to retain and reward the executive officers that we believe are critical to our long-term success. The Compensation Committee also structures compensation to ensure that a portion of the Named Executives’ compensation is directly related to corporate performance and other factors that directly and indirectly influence shareholder value.

The Compensation Committee believes incentive compensation (annual bonus and to a lesser extent, share-based awards) should comprise between 65% to 95% of total compensation for the Named Executives because:

•	these executive officers are in positions to influence corporate direction;

•	their compensation is “at risk” in proportion to financial results that warrant such payments;

•	tying the majority of total compensation to incentive payments helps ensure focus on our goals; and

•	the volatile nature of our market-driven business should be reflected in compensation.

Generally, the Compensation Committee’s approach has been to approve total compensation including the annual bonus for our Named Executives. The Compensation Committee does not necessarily grant share-based awards on an annual basis to employees, including the Named Executives, but considers the number of outstanding share-based awards already awarded to the employee when determining total compensation in any year. Upon the expiration of an employee’s share-based awards, the Compensation Committee makes the determination whether or not to grant new awards and on what terms. All share-based awards are priced at fair value at the grant date. The Compensation Committee believes that, as shareholders, the Named Executives will be motivated to consistently deliver financial results that build wealth for all shareholders over the long-term. The adoption of Statement of Financial Accounting Standards, or SFAS, 123(R), “Share-Based Payment”, on January 1, 2006, requires us to expense stock options. Since 2006, we granted only a very limited number of stock options and none to the Named Executives. The Compensation Committee is cognizant of the impact of SFAS 123(R) on our financial results and will strive to balance the granting of stock options and stock awards with the other objectives of executive compensation set forth above. See discussion under “Stock Option Grants” and “Stock Awards” below.

The Compensation Committee believes that this approach best serves the interests of shareholders by enabling us to structure compensation in a way that meets the requirements of the highly competitive environment in which we operate, while ensuring that senior executive officers are compensated in a manner that advances both our short and long-term interests and those of our shareholders. The Compensation Committee is limited in its ability to make share-based awards due to the relatively small number of our outstanding Class A Shares and our policy that share-based compensation not exceed 20% of the outstanding Class A Shares. At March 30, 2009, we had shareholder approval to award 2,394,176 Class A Shares pursuant to our share-based awards plans (18.3% of its outstanding Class A and Class B Shares), of which

1,259,574 Class A Shares are the subject of current share-based compensation arrangements and subject to vesting requirements.

Compensation for our senior executive officers, except the Chief Executive Officer, involves a significant component of remuneration which is contingent on our performance and that of the senior executive officer: the annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in significant part, on an evaluation of the contribution made by the officer) and share-based awards (which directly relate a portion of compensation to stock price appreciation realized by our shareholders).

On January 14, 2008, we acquired a large part of the U.S. capital markets business of CIBC World Markets Corporation, or CIBC. In connection with this acquisition, offers of employment were made to certain former CIBC employees. The terms of certain of these offers of employment included guaranteed salary and bonus amounts for fiscal 2008 as well as stock option awards and /or stock awards. In connection with the CIBC acquisition, we agreed to pay CIBC future payments of deferred incentive compensation to former CIBC employees for awards made by CIBC prior to January 14, 2008: an estimated $54.3 million over three years from 2008 through 2010 (2008 — $5.3 million; 2009 - $18.4 million; 2010 — $30.6 million). We recorded approximately $40.2 million of such expense in the consolidated statement of operations for the year ended December 31, 2008 ($33.2 million is included in compensation and related expenses and $7.0 million is included in interest expense). In excess of 50% of these total incentive compensation commitments were accrued in 2008. The CIBC acquisition is described in note 18 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular. Messrs. Heinberg, Perman and Holmes, hereinafter called the Former CIBC Executives, appear as Named Executives in our Summary Compensation Table.

Determination of 2008 Compensation

The Compensation Committee, with recommendations from the Chief Executive Officer, determined all compensation for each Named Executive, except the Chief Executive Officer and the Former CIBC Executives, for 2008. For a discussion of the compensation for the Chief Executive Officer, see the section entitled “Chief Executive Officer Compensation” below. Compensation was guaranteed in 2008 for the Former CIBC Executives. The Former CIBC Executives were previously employed by CIBC and transferred to Oppenheimer & Co., our subsidiary, on January 14, 2008, as part of our acquisition of certain assets of the U.S. investment banking business of CIBC World Markets Corp. pursuant to an Asset Purchase Agreement entered into on November 2, 2007, which we refer to as the CIBC Acquisition, with their acceptance of employment in January 2008. The compensation guarantees for the Former CIBC Executives applied only to compensation awarded in 2008. In addition, the Former CIBC Executives received deferred incentive compensation for awards made by CIBC prior to January 14, 2008. The CIBC Acquisition is described in note 18 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular.

The Compensation Committee determines each Named Executive’s, except that of the Former CIBC Executives’, annual salary, annual bonus and share-based awards by reference to the executive’s position, responsibilities and performance. Some of the factors considered by the Compensation Committee are:

•	the position’s responsibilities relative to our total earnings, use of invested capital, and the stable generation of earnings and cash flows, and

•	the position’s impact on key strategic initiatives.

The Chief Executive Officer assessed each Named Executive’s (other than the Chief Executive Officer’s and the Former CIBC Executives’) performance under the performance assessment policies, and the Compensation Committee assessed the Chief Executive Officer’s performance. Our performance assessment policy rates performance in different competencies, as follows:

•	strategic thinking;

•	integrity;

•	managing employee performance and morale;

•	financial responsibility;

•	achievement focus;

•	business judgment;

•	planning & organization;

•	leadership;

•	mentoring;

•	relationship building;

•	compliance with regulatory requirements and company policies;

•	profitability of business unit, if applicable;

•	conflict resolution; and

•	communication.

Base Salary.  Salaries paid to senior executive officers (other than the Chief Executive Officer and the Former CIBC Executives) are reviewed annually by the Compensation Committee considering recommendations made by the Chief Executive Officer to the Compensation Committee, based upon the Chief Executive Officer’s assessment of the nature of the position, and the skills, experience and performance of each senior executive officer, as well as salaries paid by comparable companies in our industry. The Compensation Committee then makes recommendations to the Board of Directors with respect to base salaries. Base salaries paid to senior officers in 2008 were not increased from 2007 levels except with respect to Ms. Roberts whose base salary was increased by $25,000 to compensate for her ineligibility to receive directors’ fees in 2008 in accordance with our policy to pay directors’ fees only to non-employee directors beginning in 2008.

Annual Bonus.  Bonuses paid to our senior executive officers (other than the Chief Executive Officer and the Former CIBC Executives) are reviewed annually by the Compensation Committee considering recommendations made by the Chief Executive Officer to the Compensation Committee, based upon the Chief Executive Officer’s assessment of the performance of the Corporation and his assessment of the contribution of each senior executive to that performance. The Compensation Committee then makes recommendations to the Board of Directors with respect to bonuses. Annual bonuses for our senior executive officers were lower in 2008 compared to 2007 in response to the operational losses experienced by us in 2008 compared to record earnings in 2007. The Compensation Committee recognizes that the severe downturn in the economic environment coupled with the high costs in 2008 associated with the CIBC Acquisition contributed to the financial losses in fiscal 2008. However, despite the high level of effort from the senior executive officers in 2008, their bonus compensation was scaled back to reflect our operational losses in 2008. Senior executive officers, including the Chief Executive Officer, have the right to elect to defer a portion of their annual bonus and performance-based compensation under our Executive Deferred Compensation Plan, a non-qualified unfunded plan.

Stock Option Grants.  Under our 2006 Equity Incentive Plan, or EIP, our senior executive officers and employees may be granted stock options by the Compensation Committee based upon a variety of considerations, including the date of the last grant made to the officer or employee, as well as considerations relating to the contribution and performance of the specific optionee. In addition, stock option grants may be awarded as a retention tool for new employees. Due to the relatively high cost of stock option awards since the adoption of SFAS 123(R) on January 1, 2006, we have generally limited our use of this type of award.

On January 29, 2008, the Compensation Committee, in accordance with the EIP, granted options to purchase up to 225,136 Class A Shares, which we refer to as the “Retention Options”, to the investment bankers, or the “Optionees” previously employed by CIBC World Markets Corporation who transferred to our company on January 14, 2008, as part of the CIBC Acquisition, including 28,500 to Mr. Heinberg and 7,495 to Mr. Perman.

The November 2, 2007 Asset Purchase Agreement for the CIBC Acquisition provided that certain CIBC World Markets investment bankers would, if they transferred to our company and so elected, be granted options as part of their compensation/retention packages. We negotiated offer letters with each of the Optionees commencing December 12, 2007 and culminating with signed offer letters on January 9, 2008 which provided that the Optionees electing to receive Retention Options would be granted Retention Options at the time of the Board of Directors meeting next following the closing of the CIBC Acquisition with exercise prices equal to the closing price of the Class A Shares on the NYSE on the date of the Board of Directors meeting which would be no later than January 31, 2008. Two of the Named Executives, Messrs. Heinberg and Perman, were recipients of Retention Options.

On January 29, 2008, the date of the Board of Directors meeting next following the closing of the CIBC Acquisition, the Compensation Committee granted the Retention Options with an exercise price of $39.45 per Class A Share, the closing price of the Class A Shares on that date. The Retention Options are three-year options which vest as to one-third each on the first and second anniversary dates of the grants and as to the balance 90 days prior to their expiry date.

Also on January 29, 2008, the Board approved our unaudited financial results for the year ended December 31, 2007 which were released on January 30, 2008, on which date the closing price for the Class A Shares on the NYSE was $43.99 per share and had ranged between $43.65 and $47.80 during that time. Because we were legally obligated to grant the Retention Options which do not begin to vest for one year from the grant date and the recipients of the options did not have information with respect to our 2007 financial results, the Compensation Committee granted the options on such date.

No Backdating or Spring Loading.  We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information. Our options are granted by the Compensation Committee at fair market value on a fixed date or event (such as the first regular meeting of the Board of Directors following an employee’s hire), with all required approvals obtained in advance of or on the actual grant date. All grants of options are made by the Compensation Committee.

Fair Market Value.  Fair market value has been consistently determined, as required by the EIP, as the share closing price on the NYSE on the grant date.

Stock Awards.  Under our Employee Share Plan, or the ESP, our and our subsidiaries’ executive officers and employees (other than the Chief Executive Officer) are granted stock awards by the Compensation Committee based upon the recommendations of the Chief Executive Officer and based upon a variety of considerations, relating to the contribution and performance of the specific award recipient. A limited number of senior executives and employees, none of whom are Named Executives, are offered the opportunity to receive up to 25% of their year-end bonus in Class A Shares. For example, under the terms of this offer, if extended, the employee may elect (in December 2008) with respect to his/her 2009 year-end bonus to purchase Class A Shares at fair market value on a pre-determined date in the first week of January 2010, determined by the Compensation Committee. If such election is made, the executive is awarded a number of restricted Class A Shares equal to 15% of the Class A Shares purchased by the executive, which restricted Class A Shares vest on the third anniversary date of the award of such shares. In addition, stock awards may be awarded as an inducement to employment for new employees and as a retention tool for existing employees. Stock awards are invariably subject to a vesting period and we believe that these awards are useful in retaining our key executive personnel. On January 29, 2008, we awarded 417,363 restricted Class A Shares to our employees under the ESP, including 25,000 to the Chief Executive Officer, 10,000 to Ms. Roberts, 10,000 to Mr. Heinberg and 10,000 to Mr. Perman. These awards vest on January 28, 2011. On February 25, 2009, we awarded additional restricted Class A Shares to our employees under the ESP, including 75,000 to Mr. Lowenthal and 10,000 to each of Ms. Roberts and Mr. Holmes.

Executive Deferred Compensation Plan.  The Executive Deferred Compensation Plan, or EDCP, was established with a dual purpose. The EDCP, together with its sister plan, the Deferred Incentive Plan, or DIP, is maintained to offer certain high-performing financial advisors bonuses requiring a mandatory deferral subject to vesting provisions. Further description of the EDCP and the DIP can be found in note 12 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular. The EDCP also provides for voluntary deferral of year-end bonuses by our senior executives. These voluntary deferrals are not subject to vesting. We do not make contributions to the EDCP for the Named Executives and other senior level executives. Mr. Lowenthal has made voluntary deferrals into the EDCP in past years. The EDCP provides a benefit to participants in that the participant’s year-end bonus can be deferred on a tax free basis until a pre-designated future time. This type of benefit is commonly available to senior executive officers of our competitors and is offered by us in order to remain competitive.

Benefits.  The Named Executives who are U.S.-based salaried employees participate in a variety of benefits designed to enable us to attract and retain our workforce in a competitive marketplace. We help ensure a productive and focused workforce through reliable and competitive health and other benefits. Deferred compensation and 401(k) plans help employees, especially long-service employees, save and prepare financially for retirement. The Named Executives receive the same benefits as all full-time employees. Our qualified 401(k) Plan allowed employees to contribute up to $15,500 for 2008 plus an additional $5,000 for employees over age 50. Employees may continue to retain their 401(k) Plan account after they leave us so long as their account balance is $5,000 or more. At age 70.5, minimum distributions must begin. Ms. Roberts, who is a Canadian-based salaried employee, only receives health benefits.

Perquisites.  The Named Executives, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executive’s attention to important corporate initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item that is not integrally and directly related to the performance of the executive’s duties is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following perquisites, all of which are quantified in the “Summary Compensation Table” below and detailed in the “All Other Compensation Table” below.

Parking — Mr. Lowenthal and Ms. Roberts have company-paid parking arrangements. This benefit is included in the “Summary Compensation Table” below.

We do not provide the Named Executives with any other perquisites, such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. We do not provide loans to executive officers, other than margin loans in margin accounts with us in connection with the purchase of securities (including our securities) which margin accounts are substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectibility. See “Certain Relationships and Related Party Transactions” below.

Separation and Change in Control Arrangements.  The Named Executives are not eligible for benefits and payments if employment terminates in a separation or if there is a change in control. We do not sponsor a pension plan for our employees.

Chief Executive Officer Compensation

Mr. A.G. Lowenthal, our Chairman of the Board and Chief Executive Officer, is paid an annual base salary set by the Compensation Committee, plus performance-based compensation under the Performance-Based Compensation Agreement and, at the discretion of the Compensation Committee, is eligible for bonuses and grants of stock options and restricted shares.

On March 15, 2005, we entered into the Performance-Based Compensation Agreement with Mr. Lowenthal, which was approved by the Class B Shareholders on May 9, 2005. The purpose of the Performance-Based Compensation Agreement is to allow the Compensation Committee to set the annual terms under which Mr. Lowenthal’s annual performance-based compensation is to be calculated during the term thereof. Mr. Lowenthal’s role in determining our success or failure has greater bearing on our ultimate results and financial condition than our other executive officers’ because of the nature of his role as Chief Executive Officer. Therefore, the Compensation Committee has determined that his compensation should be subject to higher risk on both the upside and the downside to reflect our results.

In March of 2008, the Compensation Committee established performance goals under the Performance-Based Compensation Agreement entitling Mr. Lowenthal to a Performance Award under the Performance-Based Compensation Agreement for the year 2008 of an aggregate of up to $5 million (the maximum bonus available in a single year) determined by the application of a formula based on the following components: (a) an amount equal to 5% of the amount by which our consolidated profit before income taxes for the year ended December 31, 2008 exceeds 10% of our consolidated shareholders’ equity as at December 31, 2007; plus (b) an amount equal to (i) 2.5% of the amount by which our consolidated profit before income tax for the year ended December 31, 2008 is greater than $0 and less than $10 million; plus (ii) 4% of the amount by which our consolidated profit before income tax for the year ended December 31, 2008 is greater than $10 million and less than $40 million; plus (iii) 5% of the amount by which our consolidated profit before income tax for the year ended December 31, 2008 is greater than $40 million; plus (c) an amount equal to the amount by which the closing price of the Class A Shares on the NYSE (the “Market Value”) of one Class A Share at December 31, 2008 exceeds the Market Value of one Class A Share at December 31, 2007 multiplied by 200,000 shares. The application of the 2008 formula as set out above produced a bonus of nil for fiscal 2008. Mr. Lowenthal’s bonus is included in the “Summary Compensation Table” below. In March of 2008, the Compensation Committee set Mr. Lowenthal’s base salary for 2008 at $500,000.

U.S. Internal Revenue Code Section 162(m)

We are a Canadian taxpayer. However, because Oppenheimer & Co., our subsidiary, is also a U.S. taxpayer, most compensation issues are affected by the Code.

Section 162(m) of the Code generally disallows a tax deduction for annual compensation (other than compensation that qualifies as performance-based compensation within the meaning of Section 162(m)) in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, whose compensation is required to be disclosed in this Circular. Messrs. Heinberg, Perman and Holmes are not subject to Section 162(m) because they are not executive officers and we are not required to disclose their compensation. The Performance-Based Compensation Agreement was adopted and approved by the Class B Shareholders so that it would satisfy the requirements for performance-based compensation.

To the extent consistent with our general compensation objectives, the Compensation Committee considers the potential effect of Section 162(m) on compensation paid to our executive officers. However, the Compensation Committee reserves the right to award and recommend the awarding of non-deductible compensation in any circumstances it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts to qualify, that the compensation paid by us to our executive officers will in fact satisfy the requirements for the exemption from the Section 162(m) deduction limit.

Executive Compensation

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ehrhardt, Keehner and Winberg served as members of the Compensation Committee for the fiscal year ending December 31, 2008. None of the members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with our management. In reaching its conclusions, the members of the Compensation Committee were aware of the recent focus of the media, the government and the general population on the compensation of executives and employees of financial service companies. The Compensation Committee determined that our practices aligned pay practices with corporate success, and that the payments made to executives and employees were substantially so aligned, except that in the case of a substantial number of new employees who, as a result of the terms of the CIBC Acquisition, had their compensation contractually determined for the fiscal year 2008 and no measurement standard could be applied to align the compensation with benefits received by us. Based on the review and discussions, the Compensation Committee approved and recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

Members of the Compensation and Stock Option Committee

Michael A.M. Keehner — Chairman
William Ehrhardt
Burton Winberg

SUMMARY COMPENSATION TABLE

For the Year Ended December 31, 2008

The following table sets forth the total annual compensation paid or accrued by us to or for the account of our Chief Executive Officer, and our President and Chief Financial Officer, for the three years ended December 31, 2008, our only officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2008. In an effort to provide more complete disclosure, the table also lists the next three most highly paid executive officers of our subsidiary, Oppenheimer & Co., whose total cash compensation for the year ended December 31, 2008 exceeded $100,000. The three executive officers of Oppenheimer & Co. appearing in the table below are not officers of Oppenheimer Holdings Inc., and they do not perform policy making functions for Oppenheimer Holdings Inc.

							Change in
							Pension Value
							and Nonqual-
						Non-Equity	ified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation	Earnings ($)	Compensation($)	Total ($)
Name and Principal Position (a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(1)	(h)(3)	(i)(4)	(j)

A. G. Lowenthal	2008	$500,000	—	$276,721	$155,517	—	—	5,750	$937,988
Chairman, CEO, and	2007	$500,000	—	—	$335,769	$5,000,000	—	$40,741	$5,876,510
Director of the Corporation and Oppenheimer	2006	$500,000	—	—	$664,057	$3,950,000	—	$42,099	$5,156,156
E. K. Roberts	2008	$225,000	$150,000	$110,689	$77,759	—	—	2,700	$566,148
President, Treasurer, CFO	2007	$200,000	$500,000	—	$125,241	—	—	$30,675	$855,916
and Director of the Corporation and Treasurer of Oppenheimer	2006	$200,000	$400,000	—	$192,510	—	—	$34,100	$893,780
M. Heinberg(5)	2008	$200,000	$2,594,250	$115,333	$86,788	—	—	—	$2,996,371
Senior Managing Director Investment Banking for Oppenheimer
B. Perman(5)	2008	$178,000	$1,184,500	$115,333	$30,452	—	—	—	$1,500,657
Senior Managing Director Leverage Finance for Oppenheimer
C. Holmes(5)	2008	$185,000	$1,061,000	—	—	—	—	—	$1,246,000
Senior Managing Director Equity Capital Markets for Oppenheimer

Notes to Summary Compensation Table:

(1)	The Bonus and Non-Equity Incentive Plan Compensation amounts are not reduced by the Named Executive’s election, if any, to defer receipt of bonuses into the EDCP or an election to convert a portion of his bonus into the purchase of Class A Shares. None of these conditions applied in 2008.

(2)	The values of stock options (granted under the EIP) and stock awards (granted under the ESP) represent the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 based on grant date fair value and represent the amortized cost of these awards to us in the applicable fiscal year. Stock options and stock awards are valued at grant date fair value. We recognize the expense of share-based awards over the vesting period of the award. The underlying assumptions and methodology used to value our stock options and stock awards are described in note 12 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular. Details of stock options and stock awards held by the Named Executives appear in the “Outstanding Equity Awards Table” and notes thereto, appearing below.

(3)	We offer a non-qualified deferred compensation plan into which senior executives, including the U.S. Named Executives, may elect to defer some or all of their year-end bonuses. No above-market earnings were recorded. Details about the earnings from the EDCP appear below in the “Nonqualified Deferred Compensation Table.”

(4)	See the chart below — “All Other Compensation Table” — for a description of the amounts appearing in column (i). All other compensation includes perquisites.

(5)	Messrs. Heinberg, Perman and Holmes joined our company on January 14, 2008 as part of the CIBC Acquisition. In connection with the CIBC Acquisition, we agreed to pay CIBC for future payments of deferred incentive compensation to former CIBC employees for awards made by CIBC prior to January 14, 2008. Messrs. Heinberg, Perman and Holmes are three of these former CIBC employees. In 2008, 29,447, 7,129, and 9,005 deferred incentive compensation awards vested for Messrs. Heinberg, Perman, and Holmes, respectively, representing a total amount due to CIBC by us of $3.3 million related to this deferred incentive compensation. Pursuant to terms of their employment with us, the minimum amounts to be paid to Messrs. Heinberg, Perman and Holmes’ salaries and year-end bonuses were guaranteed for fiscal 2008, and such amounts are reflected in the “Summary Compensation Table”. The CIBC Acquisition is described in note 18 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular.

All Other Compensation Table
For the Year Ended December 31, 2008

Parking(1)
(a)

A. G. Lowenthal	$5,750
E. K. Roberts	$2,700

Notes to All Other Compensation Table:

(1)	We have three parking spaces at 125 Broad Street, New York, which are included in the terms of the lease for the head-office premises. Mr. Lowenthal uses one of these spaces. The cost ascribed to the parking spaces reflects current commercial terms. Ms. Roberts is provided with a parking space at 20 Eglinton Avenue West, Toronto.

Grants of Plan-Based Awards Table
For the Year Ended December 31, 2008

Estimated Future Payouts Under
Non-Equity Incentive Plan Awards

All Other
Stock
Awards:
					Number of	Grant Date
					Shares of	Fair Value of
		Threshold	Target	Maximum	Stock or	Equity Awards
Name	Grant Date	($)	($)	($)	Units (#)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)	(g)

A.G. Lowenthal(1)	3/21/2008	—	—	$5 million	—	—
E.K. Roberts	—	—	—	—	—	—
M. Heinberg	—	—	—	—	—	—
B. Perman	—	—	—	—	—	—
C. Holmes	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards Table:

(1)	Mr. Lowenthal’s compensation is subject to an Amended and Restated Performance-Based Compensation Agreement dated March 15, 2005 which limits his annual bonus to $5 million. This performance-based agreement covers years through December 31, 2010. Under the formula, Mr. Lowenthal earned nil for fiscal 2008 and that is reflected in Mr. Lowenthal’s non-equity incentive plan compensation reported for fiscal 2008 in column (g) of the “Summary Compensation Table.”

Outstanding Equity Awards Table
As of December 31, 2008

Option Awards							Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
								Number	Market or
			Equity					of	Payout
			Incentive				Market	Unearned	Value of
			Plan				Value of	Shares or	Unearned
			Awards:			Number	Shares or	Units or	Shares,
	Number of	Number of	Number of			of Shares	Units of	Other	Units or
	Securities	Securities	Securities			or Units	Stock	Rights	Other
	Underlying	Underlying	Underlying			of Stock	That	That	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That	Have Not	Have Not	That Have
	Options (#)	Options (#)	Unearned	Exercise	Expiry	Have Not	Vested	Vested	Not Vested
	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested	($)	(#)	($)
Name(a)	(b)(3)	(c)	(d)	(e)	(f)	(g)(1)	(h)(2)	(i)	(j)

A.G. Lowenthal	150,000	—	—	$33.00	2/25/2009	—	—	—	—
	—	—	—	—	—	25,000	$322,000	—	—

E.K. Roberts	75,000	—	—	$33.00	2/25/2009	—	—	—	—
	—	—	—	—	—	10,000	$128,800	—	—

M. Heinberg	—	28,500	—	$39.45	1/28/2011	—	—	—	—
	—	—	—	—	10,000	$128,800	—	—

B. Perman	—	7,495	—	$39.45	1/28/2011	—	—	—	—
	—	—	—	—	—	10,000	$128,800	—	—

C. Holmes	—	—	—	—	—	—	—	—	—

Notes to Outstanding Equity Awards Table:

(1)	Shares awards to the Named Executives were granted on January 29, 2008 and vest on January 28, 2011, subject to the individual being employed by the Company on the vesting date.

(2)	The market value is based on the closing price of the Class A Shares on the NYSE on December 31, 2008 of $12.88.

(3)	Options held by Mr. Lowenthal and Ms. Roberts were granted on February 26, 2004 at a strike price of $33.00 per share, and expired on February 25, 2009 unexercised.

For the year ended December 31, 2008, no options were exercised by and no stock awards vested for the Named Executives.

Nonqualified Deferred Compensation Table
For the Year Ended December 31, 2008

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	2008 ($)	2008 ($)	(loss) in 2008 ($)	at 12/31/08 ($)
Name(a)	(b)	(c)(2)	(d)(2)	(e)(2)

A. G. Lowenthal (1)	$—	—	$(942,782)	$7,043,225
E. K. Roberts	$—	—	—	—
M. Heinberg	$—	—	—	—
B. Perman	$—	—	—	—
C. Holmes	$—	—	—	—

Notes to Nonqualified Deferred Compensation Table:

(1)	Mr. Lowenthal did not make a contribution in 2008 to our Nonqualified Compensation Plan.

(2)	We do not make contributions to the EDCP with respect to the voluntary deferrals. The aggregate balances shown in column (e) of the table above represent amounts that the Named Executives earned as year-end bonuses but elected to defer, plus earnings (or losses). Such earnings (or losses) for fiscal 2008 are reflected in column (d) of the table. Account balances are invested in phantom investments selected by the Named Executives from a menu of deemed investment choices. Participants may change their deemed investment choices quarterly. When participants elect to defer amounts into the EDCP, they also elect when the amounts will ultimately be paid out to them. Distributions may either be made in a specific future year or at a time that begins after retirement. In accordance with Section 409A of the Code, in general, distribution schedules cannot be accelerated (other than for hardship) and to delay distribution, the participant must make such an election at least one year before distribution would otherwise have commenced and the new distribution must be delayed a minimum of five years after distribution would have initially begun.

Potential Payments Upon Termination or Change-in-Control

None of the Named Executives have arrangements with us which would result in potential payments upon termination or would result in potential payments upon a change-in-control.

Director Compensation

The following table describes director compensation for the year ended December 31, 2008 paid to the directors other than Mr. Lowenthal and Ms. Roberts, who receive no compensation in connection with their service on our Board of Directors.

2008 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Option
	Paid in Cash ($)	Awards ($)	Total ($)
Name(a)	(b)	(c)(1)	(d)

J.L. Bitove	$37,167	$70,892	$108,059
R. Crystal	$36,833	$33,094	$69,927
W. Ehrhardt	$35,500	—	$35,500
M.A.M. Keehner	$32,167	—	$32,167
K.W. McArthur	$55,167	$44,519	$99,686
A.W. Oughtred	$33,500	$70,892	$104,392
B. Winberg	$45,500	$70,892	$116,392

Notes:

(1)	The value of option awards represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 for the non-employee directors. Stock options are valued at grant date fair value. We recognize the expense of share-based awards over the vesting period of the award. The underlying assumptions and methodology used to value our option awards are described in note 12 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular. Details of options held by our non-employee directors appears below under “Director Stock Options.”

In the year ending December 31, 2008, we paid directors’ fees as follows:

Annual Retainer Fee	$20,000
Board Meeting Fees	$2,000 per meeting attended in person
Committee Meeting Fees	$1,000 per meeting attended in person
Board and Committee Meeting Fees	$500 per meeting attended by telephone
Lead Director	$15,000 per year
Committee Chairs, except Audit Committee	$5,000 per year
Chairman of the Audit Committee	$15,000 per year
Members of Audit Committee (other than chairman)	$5,000 per year

In 2008, the directors were paid directors’ fees of $275,833 in the aggregate. Directors are reimbursed for travel and related expenses incurred in attending board and committee meetings. The directors who are not our employees are also entitled to the automatic grant of stock options under our 2006 Equity Incentive Plan pursuant to a formula set out in the plan. Reference is made to the table under “Director Stock Options”, below. Directors who are our employees are not entitled to receive compensation for their service as directors.

Director Stock Options

Under our 1996 and 2006 Equity Incentive Plans, non-employee directors were and are entitled to automatic option grants of 5,000 Class A Shares for each full year of service up to a maximum of options on 25,000 Class A Shares in any five year period.

The following table describes non-employee director options held at December 31, 2008 as well as the grant date fair value of options granted in 2008 and numbers of unvested options outstanding, as applicable.

					Intrinsic Value		Grant
				Total	of Unexercised		Date Fair	Number of
				Number of	Options (as at		Value of	Unvested
			Exercise	Options	December 31,		Equity	Options
Name(4)	Grant Date	Expiry Date	Price	Granted	2008)(2)		Awards(1)	Outstanding(3)

J. L. Bitove	2/25/2007	2/24/2012	$35.03	25,000	$	nil	$335,700	25,000

R. Crystal	1/02/2006	1/01/2011	$19.99	20,000	$	nil	$156,525	20,000
	1231/2006	12/31/2011	$33.40	5,000			—	5,000

K. W. McArthur	5/17/2004	5/16/2009	$28.00	15,000	$	nil	$145,740	—
	1/01/2005	12/31/2010	$25.53	5,000			—	7,500
	1/02/2006	1/01/2011	$19.99	5,000			—	2,500

A.W. Oughtred	2/25/2007	2/24/2012	$35.03	25,000	$	nil	$335,700	25,000

B. Winberg	2/25/2007	2/24/2012	$35.03	25,000	$	nil	$335,700	25,000

Notes:

(1)	The underlying assumptions and methodology used to value our stock options are described in note 12 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular.

(2)	The intrinsic value of unexercised options is based on the closing price of the Class A Shares on the NYSE on December 31, 2008 of $12.88.

(3)	Stock options held by the non-employee directors vest as follows: 25% on the second anniversary of grant, 25% on the third anniversary of grant, 25% on the fourth anniversary of grant and the balance six months before the expiry date.

(4)	Stock options on 5,000 Class A Shares will be granted to each of M.A.M. Keehner and W. Ehrhardt on May 5, 2009, the completion date of their first full year of service.

Directors’ and Officers’ Insurance

We carry liability insurance for our directors and officers and the directors and officers of our subsidiaries. Between November 30, 2007 and November 30, 2008, our aggregate insurance coverage was $30 million with a $2.5 million deductible and an aggregate annual premium of $663,000. The coverage was renewed for a further year effective November 30, 2008 at an aggregate annual premium of $850,000.

Under our by-laws, we are obligated to indemnify our and our subsidiaries’ directors and officers to the maximum extent permitted by the CBCA. We have entered into indemnity agreements with each of our directors providing for such indemnities.

Corporate Governance

Our Class A Shares are listed on the NYSE. We are subject to the corporate governance and disclosure requirements of the Canadian securities administrators, or the CSA, the corporate governance listing standards of the NYSE, the applicable rules of the SEC, and the provisions of the Sarbanes-Oxley Act of 2002.

Our Nominating and Corporate Governance Committee and our Board of Directors continue to monitor regulatory changes and best practices in corporate governance and consider amendments to our practices and policies as appropriate.

Our Statement of Corporate Governance Practices, Code of Conduct and Committee Charters, as well as our Code of Ethics and Business Ethics for Directors, Officers and Employees and our Whistleblower Policy, are posted on our website at www.opco.com. These documents are available at no charge and can also be requested by writing to us at our head office or by making an email request to investorrelations@opy.ca.

Mandate and Duties of the Board of Directors

The fundamental responsibility of the Board of Directors is to supervise the management of our business with a view to maximizing shareholder value and ensuring corporate conduct in a legal and ethical manner through a system of corporate governance and internal controls appropriate to our business. Given the nature of our business and the size and composition of the Board of Directors, the Board of Directors has determined that there is no current need to develop specific mandates or position descriptions for the Board of Directors, the Lead Director, the Chief Executive Officer or the chairs of the Board committees. The Board of Directors has adopted a statement of Corporate Governance Guidelines to which it adheres. We have a Code of Conduct and Business Ethics for Directors, Officers and Employees which is posted on our website — www.opco.com — and available in hard copy from our head office. No waivers were granted in 2008 or to date in 2009 under the Code of Conduct and Business Ethics for Directors, Officers and Employees.

In fulfilling its mandate, the Board of Directors’ responsibilities include:

•	the establishment and maintenance of an appropriate system of corporate governance, including practices to ensure that the Board of Directors functions effectively and independently of management;

•	monitoring and overseeing our strategic planning;

•	monitoring the performance of our business, identifying and evaluating opportunities and risks and controlling risk;

•	overseeing monitoring systems for internal controls, audit and information management systems;

•	assessing and monitoring the performance of senior management and overseeing succession planning;

•	remuneration of executive officers and senior management and reviewing our general compensation policy;

•	reviewing and approving our financial statements and overseeing our compliance with applicable audit, accounting and financial reporting requirements; and

•	overseeing corporate communications to all stakeholders.

Independence of the Board of Directors

Six of our current nine directors are independent (and six of the nine individuals nominated for election as directors at the Meeting will be independent) as required by the NYSE Corporate Governance Rules. To be considered independent under these rules, the Board of Directors must determine that a director has no direct or indirect material relationship with us. The Board of Directors has determined that Messrs. Bitove, Crystal, Ehrhardt, Keehner, McArthur and Winberg (the non-management Directors) are independent directors, and that Mr. Lowenthal, our Chairman of the Board of Directors and Chief Executive Officer, Ms. Roberts, our President and Treasurer and Mr. Oughtred, our former Secretary, are not independent.

The Board of Directors has not adopted formal categorical standards to assist in determining independence. The Board of Directors has considered the relationship of each non-management/officer director and has made a determination that the six of our non-management/officer directors are independent.

Until November 30, 2008, Mr. Crystal was a partner in the law firm of Thelen Reid Brown Raysman & Steiner LLP, which firm provided legal services to us. In view of the professional ethical standards which govern his conduct, the fact that less than one percent of the annual revenues of his former firm were derived from us, and that Mr. Crystal receives no direct compensation from us other than his director’s compensation, his former relationship with us is not material for purposes of determining that he is an independent director. Mr. Crystal has been a partner of Seyfarth Shaw LLP since December 1, 2008. Seyfarth Shaw LLP does not have a relationship with us.

At each regular Board and Audit Committee meeting, the independent directors are afforded an opportunity to meet in the absence of management. During 2008, five meetings of the independent directors were held in the absence of management. Additionally, at regular meetings of the Audit Committee (five regular meetings annually), the members of the Committee are afforded the opportunity to meet with the auditors in the absence of management.

The independent directors and the directors that are not independent understand the need for directors to be independent-minded and to assess and question management initiatives and recommendations from an independent perspective. The Board of Directors’ Lead Director, Mr. K. W. McArthur, is an independent director who, among other things, chairs sessions of the independent directors.

Orientation and Continuing Education

The Nominating/Corporate Governance Committee of the Board of Directors, as required by its charter, is responsible for the orientation of new directors to our business, the role of the Board of Directors and the Board committees.

The Board of Directors encourages the directors to maintain the skill and knowledge necessary to meet their obligations as directors. This includes attendance at continuing education sessions and providing written materials on governance and related matters. Mr. A. W. Oughtred is certified as an Institute of Corporate Directors Director (ICD.D). Mr. Keehner attended an Institutional Shareholder Services accredited education conference for board directors in 2008 and earned eight credits.

Director, Committee Assessments

The Board of Directors does not currently have a formal director assessment process. The Board of Directors’ Lead Director is responsible for assessing the performance and contribution of individual Board of Directors members with members of the Nominating/Corporate Governance Committee and, if necessary, addressing issues arising from such assessments.

The Board of Directors formally assesses the Audit Committee on an annual basis.

Nominating and Corporate Governance Committee

Each member of the Nominating/Corporate Governance Committee is independent. The duties of this Committee, which include the recruitment of directors and the nomination of individuals for Board positions, are set out as follows:

•	make recommendations to the Board of Directors with respect to corporate governance;

•	when necessary, oversee the recruitment of new directors;

•	nominate candidates for election or appointment to the Board of Directors;

•	maintain an orientation program for new directors and oversees the continuing education needs of directors;

•	evaluate director performance;

•	review and make recommendations with respect to our Corporate Governance Guidelines; and

•	review and approve governance reports for publication in our management proxy circular and Annual Report on Form 10-K.

The Nominating/Corporate Governance Committee Charter provides that the Nominating/Corporate Governance Committee is responsible for ensuring that our Board of Directors is composed of directors who are fully able and fully committed to serve the best interests our shareholders. Factors considered by the Nominating/Corporate Governance Committee in assessing director performance and, when needed, recruiting new directors include character, judgment, experience, compatibility with the existing Board of Directors, ethics, standards and integrity. The Nominating/Corporate Governance Committee will consider nominees recommended by Class B Shareholders. Nominees recommended by Class B Shareholders will be given appropriate consideration and will be evaluated in the same manner as other nominees. Class B Shareholders who wish to submit nominees for director for consideration by the Nominating/Corporate Governance Committee for election at our 2009 Annual and Special Meeting of Shareholders may do so by submitting in writing such nominee’s name, in compliance with the procedures and along with the other information required by our By-laws and Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), to our Secretary, at 20 Eglinton Avenue West, Suite 1110, Toronto, Ontario, Canada M4R 1K8 within the time frames set forth under the heading “Shareholder Proposals”.

Compensation and Stock Option Committee

The Board of Directors has adopted a Compensation and Stock Option Committee Charter. All members of the Compensation and Stock Option Committee are independent. The Compensation and Stock Option Committee:

•	makes recommendations to the Board of Directors with respect to our compensation policy;

•	makes recommendations to the Board of Directors with respect to salary, bonus and benefits paid and provided to our senior management;

•	authorizes grants of stock options and other stock-based awards and recommends modifications to the plans in accordance with the provisions of our 2006 Equity Incentive Plan and Employee Share Plan;

•	grants certain compensation awards to our senior management based on criteria linked to the performance of the individual and/or our company;

•	administers the Performance-Based Compensation Agreement between us and Mr. A.G. Lowenthal;

•	monitors compliance with the criteria performance-based awards or grants;

•	administers and makes awards under our Stock Appreciation Rights Plan; and

•	reviews and approves our Compensation Discussion and Analysis.

Audit Committee

In addition to the committees referred to above, the Board of Directors has an Audit Committee composed of four independent directors, the duties of which are set forth below.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.opco.com. The Audit Committee:

•	reviews annual, quarterly and all legally required public disclosure documents containing financial information that are submitted to the Board of Directors;

•	reviews the nature, scope and timing of the annual audit carried out by the external auditors and reports to the Board of Directors;

•	evaluates the external auditors’ performance for the preceding fiscal year; reviews their fees and makes recommendations to the Board of Directors;

•	pre-approves the audit, audit related and non-audit services provided by our auditors and the fee estimates for such services;

•	reviews internal financial control policies, procedures and risk management and reports to the Board of Directors;

•	meets with the external auditors quarterly to review quarterly and annual financial statements and reports and to consider material matters which, in the opinion of the external auditors, should be brought to the attention of the Board of Directors and the shareholders;

•	reviews and directs the activities of our internal audit department, meets regularly with internal audit personnel and reports to the Board of Directors;

•	reviews accounting principles and practices;

•	reviews management reports with respect to litigation, capital expenditures, tax matters and corporate administration charges and reports to the Board of Directors;

•	reviews related party transactions;

•	reviews internal control policies and procedures with management and reports to the Board of Directors;

•	reviews changes in accounting policies with the external auditors and management and reports to the Board of Directors;

•	reviews and approves changes or waivers to our Code of Ethics for Senior Executive, Financial and Accounting Officers; and

•	annually reviews the Audit Committee Charter and recommends and makes changes thereto as required.

All of the members of the audit committee are financially literate. The Board of Directors has determined that the Audit Committee includes two financial experts and that Messrs. W. Ehrhardt and K.W. McArthur, the financial experts, are independent as defined in Rule A-3(b) of the Exchange Act and Section 303A.02 of the NYSE’s Listed Company Manual. Mr. Ehrhardt is a Certified Public Accountant and a member of the AICPA. Mr. McArthur is a member of the Institute of Chartered Accountants of British Columbia.

Board of Directors and Committee Meetings Held

During 2008, the following numbers of board and committee meetings were held:

Board of Directors	9
Audit Committee (AC)	5
Compensation and Stock Option Committee (CC)	3
Nominating and Corporate Governance Committee (NC)	1

Summary of Attendance of Directors

The following table summarizes the attendance record of each of our directors for 2008:

		% Of Board	Committee	% Of Committee
	Board Meetings	Meetings	Meetings	Meetings
Name	Attended	Attended	Attended	Attended

J.L. Bitove	9	100%	2 of 2 AC	100%
			2 of 2 CC 1 of 1 NC
R. Crystal	9	100%	1 of 1 NC	100%
W. Ehrhardt(1)	7	100%	3 of 3 AC	100%
			1 of 1 CC
M.A.M. Keehner(1)	7	100%	3 of 3 AC	100%
			1 of 1 CC
A.G. Lowenthal	9	100%	N/A	N/A
K.W. McArthur	9	100%	5 of 5 AC	100%
A.W. Oughtred	9	100%	N/A	N/A
E.K. Roberts	9	100%	N/A	N/A
B. Winberg	9	100%	5 of 5 AC	100%
			3 of 3 CC

N/A means not applicable

(1)	W. Ehrhardt and M.A.M. Keehner joined the Board of Directors on May 5, 2008.

Director Attendance at Annual Meeting

At the last Annual Meeting of Shareholders held on May 5, 2008, nine of the then nine nominees for election as a director attended. It is our policy that our directors attend our shareholders meetings.

REPORT OF THE AUDIT COMMITTEE

As required by our Audit Committee Charter, the Audit Committee reports as follows.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our internal audit group and independent auditors regularly and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done with respect to fiscal 2008 the following:

•	Reviewed and discussed with our management and PricewaterhouseCoopers LLP, our unaudited quarterly reports on Form 10-Q and quarterly reports to shareholders for the first three quarters of the year;

•	Reviewed and discussed our audited financial statements and annual report on Form 10-K for the fiscal year ended December 31, 2008 with our management and PricewaterhouseCoopers LLP;

•	Reviewed and discussed with our internal auditors their internal control program for the year, the internal audits conducted during the year, and their testing of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (American Institute of Certified Public Accountants Codification of Statements on Auditing Standards), as amended;

•	Received written disclosure from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with PricewaterhouseCoopers LLP its independence; and

•	Discussed with management and with PricewaterhouseCoopers LLP the documentation and testing of our internal accounting controls in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the foregoing, the Audit Committee recommended to the Board of Directors our audited financial statements for the year ended December 31, 2008 prepared in accordance with U.S. GAAP be included in our Annual Report on Form 10-K and Annual Report to shareholders for the year ended December 31, 2008.

Members of the Audit Committee

William Ehrhardt — Chairman
Michael A.M. Keehner
Kenneth W. McArthur
Burton Winberg

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

As required by the Nominating/Corporate Governance Committee’s Charter, the Nominating/Corporate Governance Committee reports as follows:

•	The Nominating/Corporate Governance Committee is responsible for maintaining and developing governance principles consistent with high standards of corporate governance.

•	The Nominating/Corporate Governance Committee assessed the composition and size of the Board of Directors and determined that the incumbent directors are performing effectively and has recommended that the slate remain unchanged.

•	The Nominating/Corporate Governance Committee determined that Messrs. Bitove, Crystal, Ehrhardt, Keehner, McArthur and Winberg are independent in accordance with our independence standards. In addition, the Nominating/Corporate Governance Committee monitored director attendance at Board of Directors and committee meetings and determined that all directors attended 100% of meetings and that such attendance meets acceptable standards.

•	The Nominating/Corporate Governance Committee supervised the Board of Directors’ annual review of our Corporate Governance Guidelines.

Members of the Nominating/Corporate Governance Committee

Richard Crystal — Chairman
John L. Bitove
Michael A.M. Keehner

Security Ownership of Certain Beneficial Owners and Management

Our authorized capital includes 99,665 Class B Shares all of which are issued and outstanding, and an unlimited number of Class A Shares of which 12,968,992 Class A Shares were outstanding, and an unlimited number of First Preference Shares issuable in series of which none were outstanding as of March 30, 2009.

The following table sets forth certain information regarding the beneficial ownership of each class of our shares as of March 30, 2009, with respect to (i) each person known by us to beneficially own, or exercise control or discretion over, more than 5% (except as otherwise indicated) of any class of our shares, (ii) each of our directors and nominees for director, (iii) each of our executive officers named in the “Summary Compensation Table” set forth herein and (iv) our directors, nominees for director and executive officers as a group. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Oppenheimer Holdings Inc., P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8.

For purposes of the table, beneficial ownership is determined pursuant to Rule 13d-3 of the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of shares which such person or group has the right to acquire within 60 days after March 30, 2009. The percentage of shares deemed outstanding is based on 12,968,992 Class A Shares and 99,665 Class B Shares outstanding as of March 30, 2009. In addition, for purposes of computing the percentage of Class A Shares owned by each person, the percentage includes all Class A Shares issuable upon the exercise of outstanding options held by such persons within 60 days after March 30, 2009.

There are no outstanding rights to acquire beneficial ownership of any Class B Shares.

Mr. A.G. Lowenthal and Mrs. Olga Roberts have advised us that they intend to vote all of the Class B Shares owned and controlled by them for the matters referred to in the Notice of Meeting to be voted on at the Meeting and all of the Class A Shares owned and controlled by them for Proposal 1 in the Notice of Meeting to be voted on at the Meeting.

	Class A Shares		Class B Shares
Name of Beneficial Owner	Shares	%	Shares	%

Private Capital Management, L.P.(1)	1,289,922	9.9%	—	—
Mackenzie Financial Corporation(2)	803,919	6.2%	—	—
GMT Capital Corp.(3)	800,478	6.2%	—	—
Howson Tattersall Investment Counsel Ltd.(4)	797,719	6.2%	—	—
River Road Asset Management, LLC(5)	699,555	5.4%	—	—
Olga Roberts(6)	324,955	2.5%	44,309	44.5%

Executive Officers, Directors, and Others
Albert G. Lowenthal(7)	2,872,569	22.1%	50,975	51.1%
J.L. Bitove(8)	6,730	*	20	*
R. Crystal(9)	14,300	*	—	—
W. Ehrhardt	1,000	*	—	—
M. Heinberg(10)	9,775	*	—	—
C. Holmes(11)	20,655	*	—	—
M.A.M. Keehner	1,000	*	—	—
K.W. McArthur(12)	66,950	*	—	—
A.W. Oughtred(13)	13,050	*	—	—
B. Perman	—	—	—	—
E.K. Roberts(14)	176,594	1.4%	220	*
B. Winberg(15)	15,050	*	—	—
Executive Officers and Directors as a group (12 persons)	3,197,673	24.7%	51,221	51.4%

*	Less than 1%

(1)	Based solely on a Schedule 13G filed with the SEC on May 12, 2008 by Private Capital Management, L.P. (“PCM”), all such shares are beneficially owned by PCM, a registered investment advisor. PCM has sole voting power and sole dispositive power of 190,404 Class A Shares. PCM has shared voting power and shared dispositive power of 1,690,092 Class A Shares. PCM exercises shared voting authority with respect to Class A Shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of Class A Shares over which it has dispositive power and disclaims the existence of a group. The address of PCM is 8889 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

(2)	Based solely on a Schedule 13G filed with the SEC on January 20, 2009 by Mackenzie Financial Corporation (“MFC”), all such Class A Shares are beneficially owned by MFC, a registered investment advisor. MFC has sole dispositive power and sole voting power of all such Class A Shares. The address of MFC is 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1.

(3)	Based solely on a Schedule 13G filed with the SEC on May 7, 2008 by Bay Resource Partners, L.P. (“Bay”), Bay II Resource Partners, L.P. (“Bay II”), Bay Resource Partners Offshore Fund, Ltd. (“Offshore Fund”), GMT Capital Corp. (“GMT Capital”) and Thomas E. Claugus. Bay has shared voting and dispositive power with respect to 160,200 Class A Shares. Bay II has shared voting and dispositive power with respect to 142,200 Class A Shares. Offshore Fund has shared voting and dispositive power with respect to 400,978 Class A Shares. GMT Capital has shared voting and dispositive power with respect to 781,278 Class A Shares. Mr. Claugus has shared voting and dispositive power with respect to 781,278 Class A Shares and sole voting and dispositive power with respect to an additional 19,200 Class A Shares. GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of Class A Shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of Class A Shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of Class A Shares held by the Offshore Fund and separate client accounts managed by GMT Capital. The address of the business office of each of the above entities is 2100 RiverEdge Parkway, Ste. 840, Atlanta, GA 30328.

(4)	Based solely on a Schedule 13D filed with the SEC on September 24, 2008 by Howson Tattersall Investment Counsel Limited (“HTIC”), all such Class A Shares are beneficially owned by HTIC, a Canadian corporation. HTIC has sole voting power and sole dispositive power of all such Class A Shares. The address of HTIC is 70 University Avenue, Suite 1100, Toronto, Ontario, Canada M5J 2M4.

(5)	Based solely on a Schedule 13G filed with the SEC on February 17, 2009 by River Road Asset Management, LLC (“RRAM”), all such Class A Shares are beneficially owned by RRAM, a registered investment advisor. RRAM has sole dispositive power of 699,555 Class A Shares and sole voting power of 555,931 Class A Shares. The address of RRAM is 462 S. 4th St., Suite 1600, Louisville, KY 40202.

(6)	With respect to the Class B Shares, Mrs. Roberts, who is the mother of E.K. Roberts, our President and Treasurer, owns 100 Class B Shares directly and 44,209 Class B Shares indirectly through Elka Estates Limited, an Ontario corporation, which is wholly-owned by Mrs. Roberts. With respect to the Class A Shares, Mrs. Roberts owns 41,900 Class A Shares directly and 283,055 Class A Shares through Elka Estates Limited.

(7)	With respect to the Class A Shares, Mr. Lowenthal is the sole general partner of Phase II Financial L.P., a New York limited partnership, which is the record holder of 2,859,430 Class A Shares. Mr. Lowenthal holds 11,773 Class A Shares through the Oppenheimer 401(k) plan, and 1,366 Class A Shares directly. With respect to the Class B Shares, Phase II, an Ontario corporation wholly-owned by Mr. Lowenthal, is the holder of record of all such shares.

(8)	Mr. Bitove holds 480 Class A Shares directly and 6,250 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

(9)	Mr. Crystal owns 4,300 Class A Shares directly and 10,000 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

(10)	Mr. Heinberg owns 275 Class A Shares through the Oppenheimer 401(k) plan and 9,500 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

(11)	Mr. Holmes owns 20,000 Class A Shares directly and 655 Class A Shares through the Oppenheimer 401(k) plan.

(12)	Mr. McArthur owns 20,000 Class A Shares directly, 25,700 Class A Shares are held through Shurway Capital and 21,250 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

(13)	Mr. Oughtred owns 5,500 Class A Shares directly and 6,250 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP. Mr. Oughtred’s wife owns 1,300 Class A Shares directly.

(14)	Ms. Roberts owns 176,594 Class A Shares directly and 10,000 Class A Shares are beneficially owned in respect of Class A Shares awarded under the ESP which vest on January 29, 2011.

(15)	Mr. Winberg owns 8,800 Class A Shares directly and 6,250 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

There are no arrangements, known to us, the operation of which may at a subsequent date result in a change of control of our company.

All Class A Shares authorized under the EIP have been approved by the Class B Shareholders. A description of the 2006 Equity Incentive Plan appears in note 12 of our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular. The 1996 EIP expired on April 19, 2006 and was replaced by the 2006 EIP effective

December 11, 2006. Class A Shares authorized for issuance under the Equity Incentive Plans as of December 31, 2008 are as follows:

	Number of Class A		Number of Class A
	Shares to be issued	Weighted average	Shares remaining
	upon exercise of	exercise price of	available for
Plan	outstanding options	outstanding options	future issuance

1996 Equity Incentive Plan	581,347	$29.80	0
2006 Equity Incentive Plan	359,385	$33.17	520,525
April 27, 2006 Equity	10,000	$26.50	0
Incentive Award

Class A Shares authorized for issuance under the Oppenheimer Employee Share Plan, or the ESP, as at December 31, 2008 are as follows: All Class A Shares authorized for issue under the ESP have been approved by our shareholders.

Number of Class A
	Weighted average	Shares remaining
Number of Class A Shares	exercise price of	available for future
to be issued upon vesting	outstanding ESP	issuance under the
of grants under the ESP	grants	ESP

508,447	$34.87	414,472

We issued warrants for the purchase of 1,000,000 Class A Shares at a price of $48.62 per share exercisable five years from closing of the CIBC Acquisition to CIBC on connection with the January 14, 2008 acquisition. See note 18 to our consolidated financial statements for the year ended December 31, 2008 included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Circular.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file by specific dates with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. We are required to report in this Circular any failure of our directors and executive officers and greater than ten percent shareholders to file by the relevant due date any of these reports during the preceding fiscal year (or, to the extent not previously disclosed, any prior fiscal year).

To our knowledge, based solely on review of copies of such reports furnished to us during the fiscal year ended December 31, 2008 and representations made to us by such persons, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent shareholders were complied with.

Certain Relationships and Related Party Transactions

Indebtedness of Directors and Executive Officers

The following sets out information with respect to the aggregate indebtedness of our directors and executive officers under securities purchase and other programs. On December 31, 2008 and since that date, none of our directors and the executive officers were or have been indebted to us, except as follows:

Indebtedness Of Directors And Executive Officers Under (1) Securities Purchase And (2) Other Programs

Financially
Assisted
		Largest Amount	Amount	Securities		Amount
	Involvement of	Outstanding	Outstanding as	Purchases		Forgiven
	Company or	During	at March 14,	During	Security for	During
Name and	Subsidiary	2008 ($)	2009 ($)	2008 (#)	Indebtedness	2007 ($)
Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)

Securities Purchase Programs

N/A

Other Programs

A.G. Lowenthal (Chairman, CEO, and Director of the Corporation)	Oppenheimer Margin Account	$2,811,990	Nil	—	Margined securities	—

During the year 2008 certain of our directors, executive officers and senior officers of Oppenheimer & Co. and Oppenheimer Asset Management, our subsidiaries, maintained margin accounts with Oppenheimer & Co. in connection with the purchase of securities (including our securities). These margin accounts are substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectibility.

Other Relationships and Transactions

Robert Lowenthal, the son of A.G. Lowenthal, our Chairman of the Board and Chief Executive Officer, is the Senior Managing Director of Oppenheimer & Co.’s Taxable Fixed Income Trading Department. He received a salary, bonus and commission income aggregating $558,139 during fiscal 2008.

Andrew Crystal, the brother of R. Crystal, one of our directors, is an Oppenheimer & Co. financial advisor and is compensated on the same basis as other Oppenheimer & Co. financial advisors.

As disclosed under “Security Ownership of Certain Beneficial Owners and Management”, Olga Roberts, the mother of E.K. Roberts, one of our directors and President and Treasurer, owns 324,955 Class A Shares and 44,309 Class B Shares, representing 2.4% of the outstanding Class A Shares and 44.4% of the outstanding Class B Shares.

Our Code of Conduct and Business Ethics contains prohibitions and restrictions on our directors, executive officers and other employees from entering into or becoming involved in situations which could give rise to conflicts of interest with us. Our directors, senior executives and employees and our subsidiaries are required to avoid investments or other interests and associations that interfere, might interfere or might be perceived to interfere, with the independent exercise of judgment in our best interests.

Our directors, senior executives and employees may not advance their personal interests at our expense nor may they personally take or benefit from opportunities arising from their employment with us.

Normal Course Issuer Bid

On August 18, 2008, we announced that during the 12-month period commencing August 19, 2008 we intended to purchase up to 700,000 of our Class A Shares by way of a Normal Course Issuer Bid through the facilities of the NYSE, representing approximately 5% of the outstanding Class A Shares. We purchased 650,000 Class A Shares in fiscal 2008 at an average price per share of $26.44. All shares purchased by us pursuant to Normal Course Issuer Bids are cancelled. We may, at our option, apply to extend the program for an additional 12-month period. Effective December 22, 2008, our Senior Secured Credit Note requires a pay down of principal equal to the cost of any share repurchases made pursuant to the Normal Course Issuer Bid.

PROPOSAL NO. 3 — APPOINTMENT OF AUDITORS

The Audit Committee has nominated PricewaterhouseCoopers LLP for reappointment as our auditors for the 2009 fiscal year. The appointment of auditors and the authorization of the Board of Directors and Audit Committee to fix the remuneration of the auditors requires the affirmative vote of a simple majority of the Class B Shares voted at the Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF THE AUDITORS PROPOSAL.

Principal Accounting Fees and Services

PricewaterhouseCoopers LLP has served as our auditors since 1993. PricewaterhouseCoopers LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in us or any of our affiliates other than as our auditor.

The fees billed to us and our subsidiaries by PricewaterhouseCoopers LLP during the years 2008 and 2007 were as follows:

	Year ended December 31
	2008	2007

Audit fees	$1,095,400	$915,000
Audit-related fees	Nil	Nil
Tax fees	8,600	8,600
All other fees	23,700	Nil
	$1,127,700	$923,600

The audit fees include the fees for the audit of our annual consolidated financial statements for the year 2008 and the review of the quarterly financial statements included in the Forms 10-Q filed by us and the interim reports to shareholders sent to shareholders during the year. During 2007 and 2008, we retained Ernst & Young LLP to provide tax related services to us. PricewaterhouseCoopers LLP provides tax compliance services for us in Canada. Plante Moran, PLLC performs the audit of the Oppenheimer & Co. Inc. 401(K) Plan. Ernst & Young LLP has been retained to audit Oppenheimer Israel (OPCO) Ltd. for fiscal 2008. Margolis & Company P.C. has been retained to audit Evanston Financial Corporation for fiscal 2008.

The Audit Committee has the sole authority and responsibility to nominate independent auditors for appointment by shareholders, and to recommend to shareholders that independent auditors be removed. The Audit Committee has nominated PricewaterhouseCoopers LLP for appointment as our auditors by the shareholders at the Meeting.

The Audit Committee recommends and the Board of Directors approves all audit engagement fees and terms in addition to all non-audit engagements and engagement fees submitted by independent auditors. The process begins prior to the commencement of the audit. The fees described above were 100% pre-approved.

INTEREST OF MANAGEMENT IN THE PROPOSALS TO BE ACTED UPON

No person who has been our director or executive officer since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the domestication other than those interests arising from their ownership of our capital stock.

LEGAL MATTERS

Certain legal matters relating to the domestication under United States law will be passed upon by Bingham McCutchen LLP and Richards, Layton & Finger, P.A. Certain legal matters relating to the Canadian tax consequences of the domestication will be passed upon by Borden Ladner Gervais LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Circular by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

The CBCA, which currently governs our company, provides that certain registered or beneficial holders of shares entitled to vote at a meeting of shareholders may, in accordance with the provisions of the CBCA, submit a notice to us of a proposal that the holder wishes to be considered by the shareholders entitled to vote at a meeting of shareholders. If the domestication is not completed, in order for any shareholder proposal to be included in the management proxy circular for the next annual meeting of our shareholders following the Meeting, the proposal must comply with the provisions of the CBCA and be submitted to us at our registered office at 20 Eglinton Avenue West, Suite 1110, Toronto, Ontario M4R 1K8 (Attention: Secretary) prior to January 3, 2010. If the domestication is completed, in order for any stockholder proposal to be included in the proxy statement for the next annual meeting of stockholders of Oppenheimer Holdings following the Meeting, the proposal must be submitted to Oppenheimer Holdings at its office at 20 Eglinton Avenue West, Suite 1110, Toronto, Ontario, Canada M4R 1K8 (Attention: Secretary) prior to February 7, 2010.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Holders of Class A and Class B Shares or interested parties may communicate with the Board of Directors, including to request copies of our Annual Report on Form 10-K for the year ended December 31, 2008, which includes our financial statements and management discussion and analysis, by e-mail to investorrelations@opy.ca (Attention: Board of Directors) or by mail to:

Oppenheimer Holdings Inc.
Board of Directors
c/o The President
20 Eglinton Avenue West
P.O. Box 2015, Suite 1110
Toronto, Ontario, Canada
M4R 1K8

All such correspondence will be forwarded to the Lead Director or to any individual director or directors to whom the communication is or are directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate. Our President has the authority to discard or disregard inappropriate communications or to take other reasonable actions with respect to any such inappropriate communications.

WHERE YOU CAN FIND MORE INFORMATION

This Circular constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this Circular at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Oppenheimer Holdings Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

Additional information relating to us is available on our website at www.opco.com and on SEDAR at www.sedar.com.

The SEC allows us to incorporate certain information into this Circular by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this Circular, except for any information that is superseded by information in this Circular. The documents that are incorporated by reference contain important information about us and you should read this Circular together with any other documents incorporated by reference into this document.

This Circular incorporates by reference the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Report on Form 8-K filed with the SEC on March 11, 2009, as amended by Form 8-K/A; and

•	Any documents filed by us under Sections 13(a), 13(c) or 14 of the Exchange Act after the date of this Circular and prior to the date of the Meeting.

DIRECTORS’ APPROVAL

The contents of and sending of this Circular have been approved by our Board of Directors.

DATED AS OF this 2nd day of April, 2009.

Secretary

EXHIBIT A — SPECIAL RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The Corporation is authorized to apply to the Director appointed under the Canada Business Corporations Act (the “CBCA”) for a continuance in the State of Delaware.

2.	The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with, the General Corporation Law of the State of Delaware (the “DGCL”) as if it has been incorporated thereunder (the “Domestication”).

3.	Effective on the date of the Domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and by-laws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of April 2, 2009 (the “Circular”) each of which is hereby approved in all respects.

4.	Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

5.	Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

EXHIBIT B — FORM OF CERTIFICATE OF CORPORATE DOMESTICATION

CERTIFICATE OF CORPORATE DOMESTICATION
OF
Oppenheimer Holdings Inc.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	The corporation (hereinafter called the “corporation”) was first formed, incorporated, or otherwise came into being on November 16, 1933 in the jurisdiction of British Columbia, Canada, continued on October 12, 1977 under the laws of Ontario, Canada, and continued on May 11, 2005 under the federal laws of Canada.

2.	The name of the corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was Oppenheimer Holdings Inc.

3.	The name of the corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is Oppenheimer Holdings Inc.

4.	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Ontario, Canada.

5.	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.	The effective time of this certificate of corporate domestication shall be , 2009.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this     day of          , 2009.

OPPENHEIMER HOLDINGS INC.,
a Canadian corporation

By:
Name:
Title:

EXHIBIT C — FORM OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
OPPENHEIMER HOLDINGS INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

Article I

The name of the Corporation is Oppenheimer Holdings Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle County. The registered agent in charge thereof is Corporation Service Company.

Article III

The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,099,680 shares, consisting solely of:

50,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”);

50,000,000 shares of Class A Non-Voting Common Stock, par value $0.001 per share (the “Class A Common Stock”); and

99,680 shares of Class B Voting Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

Upon the effectiveness of the Certificate of Corporate Domestication of Oppenheimer Holdings Inc., a Canadian corporation, and this Certificate of Incorporation (the “Effective Time”), (i) each Class A non-voting share, no par value, of Oppenheimer Holdings Inc., a Canadian corporation, issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof and (ii) each Class B voting share, no par value, of Oppenheimer Holdings Inc., a Canadian corporation, issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Class B Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented Class A non-voting shares or Class B voting shares of Oppenheimer Holdings Inc., a Canadian corporation, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Class A Common Stock or Class B Common Stock, as applicable.

The following is a statement of the powers, designations, preferences, relative rights, qualifications, limitations, and restrictions in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1.	General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

2.	Voting. The holders of Class B Common Stock are entitled to one vote for each share held as of the record date for each meeting of stockholders. Except as expressly provided herein or as required by law, the holders of Class A Common Stock will have the same powers, rights, and preferences as, and will rank equally and share proportionately with, and be identical in all respects as to all matters to, the Class B Common Stock, including the right to attend stockholders meetings and receive informational distributions from the Corporation with respect to such meetings; provided, however, that the holders of Class A Common Stock will have no voting rights other than those voting rights required by law. There shall be no cumulative voting.

3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

B.	PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the powers, rights, preferences, qualifications, restrictions, and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

C.	GENERAL.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

Article V

The name and mailing address of the incorporator are as follows:

Name	Address

Dennis McNamara	Oppenheimer Holdings Inc. 125 Broad Street, 14th Floor New York, NY 10004

Article VI

No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Article VII

Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and no action may be taken by the written consent of stockholders.

Article VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the by-laws of the Corporation.

Article IX

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation, or until his or her successor is duly elected and qualified, are: J.L. Bitove, R. Crystal, W. Ehrhardt, M.A.M. Keehner, A.G. Lowenthal, K.W. McArthur, A.W. Oughtred, E.K. Roberts, and B. Winberg c/o Oppenheimer Holdings Inc., P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8.

The effective time of this Certificate of Incorporation shall be          , 2009.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this          day of          , 2009.

By:
Name: Dennis McNamara
Title: Incorporator

EXHIBIT D — FORM OF BY-LAWS

OPPENHEIMER HOLDINGS INC.
BY-LAWS

ARTICLE I

GENERAL

1.1.  Offices.  The registered office of Oppenheimer Holdings Inc. (the ”Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware. The Company may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Company may require.

1.2.  Seal.  The Company may have one or more different corporate seals, which the Board of Directors may from time to time adopt or change, on which the name of the Company shall appear.

1.3.  Fiscal Year.  The fiscal year of the Company shall be the period from January 1 through December 31 unless changed by resolution of the Board of Directors.

ARTICLE II

STOCKHOLDERS

2.1.  Place of Meetings.  Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place, either within or without of the State of Delaware, as the Board of Directors shall have determined and as shall be stated in the relevant notice of meeting.

2.2.  Annual Meeting.  The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine. At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by plurality vote and they may transact such other corporate business as may properly be brought before the meeting. At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Company’s Certificate of Incorporation (as amended and in effect from time to time, the ”Charter”), or these by-laws.

2.3.  Quorum.  At all meetings of the stockholders, the presence, in person or represented by proxy, of at least two (2) stockholders holding a majority in voting power of the stock issued and outstanding and entitled to vote, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Charter or these by-laws. Whether or not there is such a quorum at any meeting, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, by a majority vote, may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.4.  Right to Vote; Proxies.  Subject to the provisions of the Charter, each holder of a share or shares of capital stock of the Company having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by him. Any stockholder entitled to vote at any meeting of stockholders may vote either in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or by proxy, but no proxy that is dated more than three years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period. A proxy may be granted by a writing executed by the stockholder or his authorized agent or by transmission or authorization of transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”).

2.5.  Voting.  At all meetings of stockholders, except as otherwise expressly provided for by statute, the Charter or these by-laws, (i) in all matters other than the election of directors, the affirmative vote of a majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote on such matter shall be the act of the stockholders, and (ii) members of the Board of Directors, as are standing for election, shall be elected by a plurality vote.

2.6.  Notice of Annual Meetings.  Notice of the annual meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting at such address as appears on the stock books of the Company at least ten (10) days (and not more than sixty (60) days) prior to the meeting. The Board of Directors may postpone any annual meeting of the stockholders at its discretion, even after notice thereof has been mailed. It shall be the duty of every stockholder to furnish to the Secretary of the Company or to the transfer agent, if any, of the class of stock owned by him and his post-office address, and to notify the Secretary of any change therein. Notice need not be given to any stockholder who submits a written waiver of notice given by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.7.  Stockholders’ List.  A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the officer who has charge of the stock ledger and shall be open to examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before such meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during the ordinary business hours at the principal office of the Company. Said list shall be open to examination during the whole time of said meeting, at the place of said meeting, or, if the meeting held is by remote communication, on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.

2.8.  Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors, the Chief Executive Officer or the President. Any such person or persons may postpone any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.

2.9.  Notice of Special Meetings.  Notice of a special meeting of stockholders, stating the time and place and object thereof shall be given not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder entitled to vote at such meeting, at such address as appears on the books of the Company. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.10.  Inspectors.

(a)	If required by law, one or more inspectors shall be appointed by the Board of Directors in advance of any meeting of the stockholders to act at the meeting and make a written report thereof. If no inspector or alternate is able to act at a meeting of the stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at such meeting. Before discharging his duties as an inspector, each inspector shall take and sign an oath to execute his duties with strict impartiality and to the best of his ability. At the meeting for which the inspector or inspectors are appointed, he or they shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify the determination of the shares represented and the count of all votes and ballots.

(b)	At any time at which the Company has a class of voting stock that is (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 stockholders, the provisions of Section 231 of the DGCL with respect to inspectors of election and voting procedures shall apply, in lieu of the provisions of paragraph (a) of this Section 2.10.

2.11.  Procedures.  Nominations for the Board of Directors and other business may be brought before a meeting of stockholders solely by holders of those classes of stock entitled to voting rights as set forth in the Charter, and solely in accordance with the provisions of this Section 2.11. For such nominations for the Board of Directors or for such other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely written notice thereof to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting of stockholders must be delivered to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of the Company’s annual meeting of the preceding year, or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings of stockholders, such notice must be delivered to the Secretary not more than 120 days prior to such meeting and not later than the later of (i) 90 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made by the Company. Such notice must contain the name and address of the stockholder delivering the notice and a statement with respect to the amount of the Company’s stock beneficially and/or legally owned by such stockholder, the nature of any such beneficial ownership of such stock, the beneficial ownership of any such stock legally held by such stockholder but beneficially owned by one or more others, and the length of time for which all such stock has been beneficially and/or legally owned by such stockholder, and information about each nominee for election as a director substantially equivalent to that which would be required in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and/or a description of the proposed business to be brought before the meeting, as the case may be.

The foregoing notice requirements of this Section 2.11 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.

ARTICLE III

DIRECTORS

3.1. Number of Directors.

(a)	Except as otherwise provided by law, the Charter, or these by-laws, the property and business of the Company shall be managed by or under the direction of a Board of Directors. Directors need not be stockholders, residents of Delaware, or citizens of the United States. The use of the phrase “whole board” herein refers to the total number of directors which the Company would have if there were no vacancies.

(b)	The number of directors constituting the whole Board of Directors shall be as determined by resolution of the Board of Directors from time to time, with a minimum of three (3) and a maximum of eleven (11) directors. Members of the Board of Directors shall hold office until their respective successors are elected and qualified or until their earlier death, incapacity, resignation, or removal.

3.2. Terms of Office.  The directors shall be elected by ballot at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify or until his earlier resignation or removal; provided that in the event of failure to hold such meeting or to hold such election at such meeting, such election may be held at any special meeting of the stockholders called for that purpose. If the office of any director becomes vacant by reason of death, resignation, disqualification, removal, or otherwise, the remaining directors, although more or less than a quorum, by a majority vote of such remaining directors may elect a successor or successors who shall hold office for the unexpired term.

3.3. Resignation.  Any director of the Company may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, or the President of the Company. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.4. Removal.  Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote at an election of directors.

3.5. Place of Meetings and Books.  The Board of Directors may hold their meetings and keep the books of the Company outside the State of Delaware, at such places as they may from time to time determine.

3.6. General Powers.  In addition to the powers and authority expressly conferred upon them by these by-laws, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Charter or by these by-laws directed or required to be exercised or done by the stockholders.

3.7. Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

3.8. Compensation of Directors.  The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board and may delegate this authority to one or more committees. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.9. Regular Meetings.  No notice shall be required for regular meetings of the Board of Directors for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

3.10. Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, if any, or the Chief Executive Officer or the President, on two (2) days notice to each director; special meetings may also be called by the Secretary in like manner and on like notice, on the written request of two or more directors.

3.11. Quorum.  At all meetings of the Board of Directors, a majority of the total number of directors in office (but not less than one-third of the number of directors established by the Board of Directors pursuant to Section 3.1 of these by-laws) shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, or by the Charter, or by these by-laws. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting that shall be so adjourned.

3.12. Telephonic Participation in Meetings.  Members of the Board of Directors or any committee designated by such board may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

3.13. Action by Consent.  Unless otherwise restricted by the Charter or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consents or electronic transmissions thereto are signed or given by all members of the Board of Directors or of such committee, as the case may be, and such written consents or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

ARTICLE IV

OFFICERS

4.1. Selection; Statutory Officers.  The officers of the Company shall be chosen by the Board of Directors. There shall be a Chief Executive Officer, a President, a Secretary, and a Treasurer, and there may be a Chairman of the Board of Directors, one or more Vice Chairmen, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers as the Board of Directors may elect. Any number of offices may be held by the same person, except that the offices of President and Secretary shall not be held by the same person simultaneously.

4.2. Time of Election.  The officers above named shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders. None of said officers need be a director.

4.3. Additional Officers.  The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

4.4. Terms of Office.  Each officer of the Company shall hold office until his successor is chosen and qualified, or until his earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise shall be filled by the Board of Directors.

4.5. Compensation of Officers.  The Board of Directors shall have power to fix the compensation of all officers of the Company. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

4.6. Chairman of the Board.  The Chairman of the Board of Directors shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be assigned to him from time to time by the Board of Directors.

4.7. Vice-Chairmen.  The Vice-Chairmen shall perform such of the duties of the Chairman of the Board on behalf of the Company as may be respectively assigned to them from time to time by the Board of Directors or by the Chairman of the Board.

4.8. Chief Executive Officer.  Under the supervision of the Board of Directors, the Chief Executive Officer shall have the general control and management of its business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except such as may be by statute exclusively conferred to the Chief Executive Officer, upon any other officer or officers of the Company. The Chief Executive Officer shall perform and do all acts and things incident to the position of Chief Executive Officer and such other duties as may be assigned to him from time to time by the Board of Directors.

4.9. President.  Unless there is a Chairman of the Board or a Chief Executive Officer, the President shall preside at all meetings of directors and stockholders. Under the supervision of the Board of Directors, the President shall have the general supervision of the Company’s business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except such as may be by statute exclusively conferred to the President, upon any other officer or officers of the Company. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.

4.10. Vice-Presidents.  The Vice-Presidents shall perform such of the duties of the President on behalf of the Company as may be respectively assigned to them from time to time by the Board of Directors, the Chief Executive Officer or the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

4.11. Treasurer.  The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and he may endorse all commercial documents requiring endorsements for or on behalf of the Company. He may sign all receipts and vouchers for the payments made to the Company. He shall render an account of his transactions to the Board of Directors as often as the Board or any applicable committee shall require the same. He shall enter regularly in the books to be kept by him for that purpose full and adequate account of all moneys received and paid by him on account of the Company. He shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors. He shall when requested, pursuant to a vote of the Board of Directors, give a bond to the Company conditioned for the faithful performance of his duties, the expense of which bond shall be borne by the Company.

4.12. Secretary.  The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; he shall attend to the giving and serving of all notices of the Company. Except as otherwise ordered by the Board of Directors or the Chief Executive Officer, he shall attest the seal of the Company upon all contracts and instruments executed under such seal and shall affix the seal of the Company thereto and to all certificates of shares of capital stock of the Company. He shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors or the Chief Executive Officer may direct. He shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.

4.13. Assistant Secretary.  The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Secretaries of the Company. Any Assistant Secretary upon his appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the Chief Executive Officer, the President or the Executive Vice-President or the Treasurer or the Secretary may designate.

4.14. Assistant Treasurer.  The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Treasurers of the Company. Any Assistant Treasurer upon his appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors, the Chief Executive Officer, or the President or the Executive Vice-President or the Treasurer or the Secretary may designate.

4.15. Subordinate Officers.  The Board of Directors may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

ARTICLE V

STOCK

5.1. Stock.  The shares of the Company’s stock may be certificated or uncertificated and shall be entered in the books of the Company and registered as they are issued. Any certificates representing shares of stock shall be in such form as the Board of Directors shall prescribe, certifying the number and class and/or series of shares of the stock of the Company owned by the stockholder. Any certificate issued to a stockholder of the Company shall be numbered and shall certify the holder’s name and number and class and/or series of shares and shall be signed by both of (i) any one of the Chairman or Vice Chairman, President or a Vice-President, and (ii) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall be sealed with the corporate seal of the Company and any and all signatures on the certificate, including the corporate seal may be facsimiles. If such certificate is countersigned (1) by a transfer agent other than the Company or its employee, or (2) by a registrar other than the Company or its employee, any or all of the signatures on the certificate, including the certificate of the transfer agent and registrar, and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Company.

5.2. Fractional Share Interests.  The Company may, but shall not be required to, issue fractions of a share. If the Company does not issue fractions of a share, it shall (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered or bearer form that shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share shall or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Company in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Company and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Directors may impose.

5.3. Transfers of Stock.  Subject to any transfer restrictions then in force, the shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon such transfer the old certificates, if any, shall be surrendered to the Company by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the directors may designate by whom they shall be canceled and new certificates, if any, shall thereupon be issued. The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

5.4. Record Date.  For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, that shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5.  Transfer Agent and Registrar.  The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

5.6.  Dividends.

(a)	Power to Declare. Dividends upon the capital stock of the Company, subject to the provisions of the Charter, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Charter and the laws of Delaware.

(b)	Reserves. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

5.7. Lost, Stolen, or Destroyed Certificates.  No certificates for shares of stock of the Company shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Company and its agents to such extent and in such manner as the Board of Directors may from time to time prescribe.

ARTICLE VI

MISCELLANEOUS MANAGEMENT PROVISIONS

6.1. Checks, Drafts, and Notes.  All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Company shall be signed by such officer or officers, or such agent or agents, as the Board of Directors may designate.

6.2. Notices.

(a)	Notices to directors may, and notices to stockholders shall, be in writing and (i) delivered personally, (ii) mailed to the directors or stockholders at their addresses appearing on the books of the Company or (iii) delivered by a form of electronic transmission which is consented to by the stockholder or the director to whom the notice is given. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice by electronic transmission shall be deemed to be given (i) if by facsimile telecommunication, when directed to a number at which the stockholder or the director has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder or the director has consented to receive notice, (iii) if a posting on an electronic network together with a separate notice to the stockholder or the director of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice and (iv) if by any other form of electronic transmission, when directed to the stockholder or the director. Notice to directors may also be given by telegram, telecopy, email or orally, by telephone or in person.

(b)	Whenever any notice is required to be given under the provisions of any applicable statute or of the Charter or of these by-laws, a waiver of notice, given by the person or persons entitled to said notice, or a waiver of notice by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

6.3. Conflict of Interest.  No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or board committee that authorized the contract or transaction, or solely because his or their votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Company entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

6.4. Voting of Securities owned by the Company.  Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the Company may be voted in person at any meeting of security holders of such other corporation by the Chief Executive Officer or the President of the Company if he is present at such meeting, or in his absence by the Treasurer or the Secretary of the Company if he is present at such meeting, and (ii) whenever, in the judgment of the Chief Executive Officer or President, it is desirable for the Company to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Company, such proxy or consent shall be executed in the name of the Company by the Chief Executive Officer or President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the Chief Executive Officer or President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer, the Secretary or any other officer authorized by the Board of Directors may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of the Company shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Company the same as such shares or other securities might be voted by the Company.

ARTICLE VII

INDEMNIFICATION

7.1. Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) (as used in this Article VII, the “Delaware Law”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 7.2 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Delaware Law so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

7.2. Right of Indemnitee to Bring Suit.  If (a) a claim for indemnification under Section 7.1 hereof (following the final disposition of such Proceeding) is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, or (b) a claim for an Advancement of Expenses under Section 7.1 hereof is not paid in full by the Company within twenty (20) days after the written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VII or otherwise shall be on the Company.

7.3. Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Article VII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Charter, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

7.4. Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article VII or under the Delaware Law.

7.5. Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company or any of its subsidiaries to the fullest extent of the provisions of this Article VII with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

7.6. Amendment or Repeal.  Any repeal or modification of the provisions of this Article VII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

AMENDMENTS

8.1. Amendments.  The by-laws of the Company may be altered, amended or repealed by the Board of Directors or by the stockholders at any meeting of the stockholders by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such meeting, in accordance with the provisions of the Charter and the laws of Delaware.

EXHIBIT E — SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to Dissent

(1)	Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

Further Right

(2)	A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for Shares

(3)	In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No Partial Dissent

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5)	A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of Resolution

(6)	The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for Payment

(7)	A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Share Certificate

(8)	A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9)	A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing Certificate

(10)	A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of Rights

(11)	On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to Pay

(12)	A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same Terms

(13)	Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14)	Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15)	Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16)	If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17)	An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No Security for Costs

(18)	A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19)	On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of Court

(20)	On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21)	A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final Order

(22)	The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23)	A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that Subsection (26) Applies

(24)	If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where Subsection (26) Applies

(25)	If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

EXHIBIT F — PROXY CARDS

OPPENHEIMER HOLDINGS INC.

Class B Voting Shares
Proxy, Solicited by Management, for the
Annual and Special Meeting of Shareholders,
May 8, 2009

The undersigned holder of Class B voting shares of Oppenheimer Holdings Inc. hereby appoints Mr. A.G. Lowenthal or, failing him, Ms. E.K. Roberts or instead of either of them as nominee, with full power of substitution, to attend, vote and otherwise act for the undersigned at the Annual and Special Meeting of Shareholders to be held on May 8, 2009 and at any adjournment thereof to the same extent and with the same power as if the undersigned were personally present at the said Meeting or adjournment or adjournments thereof and hereby revokes any proxy previously given; provided that the undersigned shareholder specifies and directs the persons above named that the Class B voting shares registered in the name of the undersigned shall be:

1.	VOTED FOR ☐ AGAINST ☐

(or if no specification is made, VOTED FOR) for the change in jurisdiction of the Corporation to Delaware and the approval of the Delaware Certificate of Incorporation (Proposal 1 in the Notice of Meeting)

2.	VOTED FOR ☐ WITHHELD FROM VOTING ☐

(or if no specification is made, VOTED FOR) for the election of directors. (Proposal 2 in the Notice of Meeting).

3.	VOTED FOR ☐ WITHHELD FROM VOTING ☐

(or if no specification is made, VOTED FOR) for the appointment of PricewaterhouseCoopers LLP as auditors and authorizing the Board of Directors and the Audit Committee to fix the remuneration of the auditors. (Proposal 3 in the Notice of Meeting).

DATED                               , 2009

Signature of Shareholder

A Class B Shareholder has the right to appoint a person, who need not be a Class B Shareholder, to represent the Class B Shareholder at the Meeting other than the persons designated herein. To exercise this right a Class B Shareholder may insert the name of the desired person in the blank space provided herein or may submit another form of proxy.

If any amendments or variations to Proposal 1 in the Notice of the Meeting are proposed at the Meeting, this proxy confers discretionary authority to vote on such amendments or variations according to the best judgment of the person voting the proxy at the Meeting.

NOTES:

(1)     Please date and sign the form of proxy exactly as your name appears on this form of proxy. If a shareholder is a corporation the form of proxy must be executed under its corporate seal or by an officer or attorney thereof duly authorized.

(2) Your name and address are recorded on this form of proxy, please report any change.

(3)    Proxies must be deposited with the Corporation’s transfer agent, CIBC Mellon Trust Company, at its address P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1, no later than 48 hours prior to the commencement of the Meeting in order for the proxies to be used at the Meeting. If you do not deposit your proxy with the transfer agent at least 48 hours prior the commencement of the Meeting, your proxy will not be used.

(4) Please return your signed form of proxy in the enclosed envelope or you may fax it to CIBC Mellon at 416-368-2502.

OPPENHEIMER HOLDINGS INC.
Class A Non-Voting Shares
Proxy, Solicited by Management, for the
Annual and Special Meeting of Shareholders,
May 8, 2009

The undersigned holder of Class A non-voting shares of Oppenheimer Holdings Inc. hereby appoints Mr. A.G. Lowenthal or, failing him, Ms. E.K. Roberts or instead of either of them as nominee, with full power of substitution, to attend, vote and otherwise act for the undersigned at the Annual and Special Meeting of Shareholders to be held on May 8, 2009 and at any adjournment thereof to the same extent and with the same power as if the undersigned were personally present at the said Meeting or adjournment or adjournments thereof and hereby revokes any proxy previously given; provided that the undersigned shareholder specifies and directs the persons above named that the Class A non-voting shares registered in the name of the undersigned shall be:

1.	VOTED FOR ☐ AGAINST ☐

(or if no specification is made, VOTED FOR) for the change of jurisdiction of the Corporation to Delaware and the approval of the Delaware Certificate of Incorporation (Proposal 1 in the Notice of Meeting)

DATED                               , 2009

Signature of Shareholder

A Class A Shareholder has the right to appoint a person, who need not be a Class A Shareholder, to represent the Class A Shareholder at the Meeting other than the persons designated herein. To exercise this right a Class A Shareholder may insert the name of the desired person in the blank space provided herein or may submit another form of proxy.

If any amendments or variations to Proposal 1 in the Notice of the Meeting are proposed at the Meeting or if any other matters properly come before the Meeting (for which Class A Shareholders have the right to vote), this proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the person voting the proxy at the Meeting.

NOTES:

(1)    Please date and sign the form of proxy exactly as your name appears on this form of proxy. If a shareholder is a corporation the form of proxy must be executed under its corporate seal or by an officer or attorney thereof duly authorized.

(2) Your name and address are recorded on this form of proxy, please report any change.

(3)    Proxies must be deposited with the Corporation’s transfer agent, CIBC Mellon Trust Company, at its address P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1, no later than 48 hours prior to the commencement of the Meeting in order for the proxies to be used at the Meeting. If you do not deposit your proxy with the transfer agent at least 48 hours prior the commencement of the Meeting, your proxy will not be used.

(4) Please return your signed form of proxy in the enclosed envelope or you may fax it to CIBC Mellon at 416-368-2502.